UNITED STATES SECURITIES AND EXCHANGE
                         COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT



               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934

               Date of Report:  March 19, 1998



               Commission File Number 1-13159
                         ENRON CORP.
   (Exact name of registrant as specified in its charter)


            Oregon                             47-0255140
(State or other jurisdiction of       (I.R.S. Employer Identification
incorporation or organization)                  Number)


        Enron Building
      1400 Smith Street
        Houston, Texas                           77002
(Address of principal executive                (Zip Code)
           Offices)


                       (713) 853-6161
    (Registrant's telephone number, including area code)










                          1 of 59

                ENRON CORP. AND SUBSIDIARIES



Item 7.  Financial Statements and Exhibits.

     (a) Financial Statements of Enron Corp.

         Financial Statements of Enron Corp. and its
         Consolidated Subsidiaries for the fiscal year ended
         December 31, 1997, including Report of Arthur
         Andersen LLP, Independent Public Accountants.

     (b) Exhibits.

         23  Consent of Arthur Andersen LLP





                         SIGNATURES


   Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ENRON CORP.



Date: March 19, 1998       By: Richard A. Causey
                               Richard A. Causey
                               Senior Vice President and Chief
                                Accounting and Information Officer

                ENRON CORP. AND SUBSIDIARIES

                      TABLE OF CONTENTS



                                                          Page No.

Management's Discussion and Analysis                          4

Report of Independent Public Accountants                     21

Consolidated Income Statement for the years ended
  December 31, 1997, 1996 and 1995                           22

Consolidated Balance Sheet, December 31, 1997 and 1996       23

Consolidated Statement of Cash Flows for the years
  ended December 31, 1997, 1996 and 1995                     25

Consolidated Statement of Changes in Shareholders'
  Equity Accounts for the years ended December 31,
  1997, 1996 and 1995                                        26

Notes to Consolidated Financial Statements                   27

Exhibits

  Exhibit 23 - Consent of Arthur Andersen LLP                59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

   The following review of the results of operations and financial condition of Enron Corp. and its subsidiaries and affiliates (Enron) should be read in conjunction with the Consolidated Financial Statements.

RESULTS OF OPERATIONS

Consolidated Net Income
   Enron's net income for 1997 was $105 million compared to $584 million in 1996 and $520 million in 1995. The results of operations discussion focuses on core businesses, the new retail energy services business (primarily serving commercial and light industrial end-use customers) and items impacting comparability of operations. Core businesses include Exploration and Production (Enron Oil & Gas Company), Transportation and Distribution (Gas Pipeline Group and Portland General) and Wholesale Energy Operations and Services (Enron Capital & Trade Resources, Enron International and Enron Engineering & Construction). The results of Portland General have been included in Enron's Consolidated Financial Statements beginning July 1, 1997. See Note 2 to the Consolidated Financial Statements. Items impacting comparability are discussed in the respective segment results. Net income includes the following:

(In Millions)                          1997   1996    1995

After-tax results from:
Core businesses                       $ 585  $ 493   $ 489
Retail Energy Services:
  Results(a)                            (70)     -       -
  Gain on sale of 7% of Enron Energy
   Services (EES) shares                 61      -       -
                                         (9)     -       -
                                        576    493     489
Items impacting comparability:(a)
  Charge to reflect impact of amended
   J-Block gas contract                (463)     -       -
  Charge to reflect depressed MTBE
   margins on committed production      (74)     -     (49)
  Gains on sales of liquids and
   gathering assets                      66     59      43
  Gains on sales of Enron Oil & Gas
   Company stock                          -     90     161
  Reserve for qualified facilities
   disposition                            -    (54)      -
  Miscellaneous reserves and other
   items                                  -     (4)   (124)
Reported net income                   $ 105  $ 584   $ 520

(a) Tax affected at 35%, except where a specific tax rate applied.

   Basic and diluted earnings per share of common stock were as follows:

                                         1997      1996      1995

Reported basic earnings per share       $0.32     $2.31     $2.07

Diluted earnings per share:
  Results from core businesses          $1.98     $1.82     $1.82
  Retail Energy Services:
     Results                            (0.24)        -         -
     Gain on sale of 7% of EES shares    0.21         -         -
  Items impacting comparability:
     Charge to reflect impact of
      amended J-Block gas contract      (1.57)        -         -
     Charge to reflect depressed MTBE
      margins on committed production   (0.25)        -     (0.18)
     Gains on sales of liquids and
      gathering assets                   0.22      0.22      0.16
     Gains on sales of Enron Oil & Gas
      Company stock                         -      0.33      0.60
     Reserve for qualified facilities
      disposition                           -     (0.20)        -
     Miscellaneous reserves and other
      items                                 -     (0.01)    (0.46)
     Effect of anti-dilution(a)         (0.03)        -         -
Reported diluted earnings per share     $0.32     $2.16     $1.94

(a) For 1997, the conversion of preferred shares to common shares for purposes of the diluted earnings per share calculation was anti-dilutive by $0.03 per share. However, in order to present comparable results, per share amounts for each earnings component were calculated using 295 million shares, which assumes the conversion of preferred shares to common shares.

Income Before Interest, Minority Interests and Income Taxes
   The following table presents income before interest, minority interests and income taxes (IBIT) for each of Enron's operating segments (see Note 17 to the Consolidated Financial Statements):

(In Millions)                       1997   1996    1995

Exploration and Production         $ 183  $  200  $  241
Transportation and Distribution:
  Gas Pipeline Group                 466     524     359
  Portland General                   114       -       -
Wholesale Energy Operations
 and Services                        654     466     401
Retail Energy Services              (107)      -       -
Corporate and Other                 (745)     48     164
  Reported income before interest,
   minority interests and taxes    $ 565  $1,238  $1,165

Exploration and Production
   Enron's exploration and production operations are conducted by Enron Oil & Gas Company (EOG). IBIT of Exploration and
Production totaled $183 million, $200 million and $241 million for 1997, 1996 and 1995, respectively.

   Wellhead volume and price statistics (including intercompany amounts) are as follows:

                                        1997    1996    1995

Natural gas volumes (MMcf/d)(a)
  North America(b)                       758     706     636
  Trinidad                               113     124     107
  India                                   18       -       -
     Total                               889     830     743
Average natural gas prices ($/Mcf)
  North America(c)                     $2.20   $1.92   $1.34
  Trinidad                              1.05    1.00    0.97
  India                                 2.79       -       -
     Composite                          2.07    1.78    1.29
Crude oil/condensate volumes
 (MBbl/d)(a)
  North America                         14.2    11.6    11.5
  Trinidad                               3.4     5.2     5.1
  India                                  2.3     2.8     2.5
     Total                              19.9    19.6    19.1
Average crude oil/condensate prices
 ($/Bbl)
  North America                       $19.33  $21.08  $17.09
  Trinidad                             18.68   19.76   16.07
  India                                20.05   20.17   16.81
     Composite                         19.30   20.60   16.78

(a) Million cubic feet per day or thousand barrels per day, as applicable.
(b) Includes an annual average of 48 MMcf/d in 1997, 1996 and 1995 delivered under the terms of a volumetric production payment agreement effective October 1, 1992, as amended.
(c) Includes an average equivalent wellhead value of $1.73 per Mcf in 1997, $1.17 per Mcf in 1996 and $0.80 per Mcf in 1995 for the volumes detailed in Note (b) above, net of transportation costs.

   The following analyzes the significant changes in the various components of IBIT for Exploration and Production:

(In Millions)                         1997   1996    1995

Net revenues                          $783    $730   $648
Corporate hedging activities            (8)     (4)    45
Operating expenses                     150     133    126
Exploration expenses                   102      89     79
Depreciation, depletion and
 amortization                          278     251    216
Taxes, other than income taxes          60      48     32
  Operating income                     185     205    240
Other income, net                       (2)     (5)     1
  Reported income before interest,
   minority interests and taxes       $183    $200   $241

Net Revenues
   Exploration and Production's revenues, net of gas sold in connection with natural gas marketing, increased $53 million (7%) in 1997 and $82 million (13%) in 1996. The 1997 and 1996 increases reflected both increased average wellhead natural gas prices and increased production volumes. The 1996 volumes increased from 1995 primarily from the elimination of voluntary curtailments in the United States in 1996 due to significant increases in wellhead natural gas prices. Other marketing activities, which include hedging, trading and natural gas marketing transactions by EOG, reduced net revenues by $61 million in 1997, compared with increases of $4 million in 1996 and $105 million in 1995. Net revenues also include gains on sales of crude oil and gas reserves and related assets of $9 million in 1997, $20 million in 1996 and $63 million in 1995.

Costs and Expenses
   Operating expenses, depreciation, depletion and amortization and taxes other than income taxes increased in 1997 and 1996 due primarily to the increased production activity.

   Exploration expenses increased 15% in 1997 and 13% in 1996 as compared to the prior year, primarily as a result of increased exploratory drilling activities and lease acquisitions in North
America.

Outlook
   EOG plans to continue its significant investments in development and certain exploration expenditures in its major producing areas in North America. In addition, EOG anticipates increased spending for the continued development of its significant international projects in India, Venezuela, Trinidad and China. Enron has hedged its net exposure to EOG's natural gas prices for 1998 production and will continue to assess opportunities for hedging future production.

Transportation and Distribution
   Transportation and Distribution consists of Gas Pipeline Group and Portland General. Gas Pipeline Group includes Enron's interstate natural gas pipelines, primarily Northern Natural Gas Company (Northern), Transwestern Pipeline Company (Transwestern) and Enron's 50% interest in Florida Gas Transmission Company (Florida Gas). Portland General primarily reflects the results of Portland General Electric Company (PGE) since the July 1, 1997 merger (see Note 2 to the Consolidated Financial Statements).

   Gas Pipeline Group. Significant components of IBIT are as follows:

(In Millions)                          1997  1996   1995

Net revenues                           $665  $719   $745
Operating expenses                      310   316    343
Depreciation and amortization            69    66     82
Equity in earnings                       40    35     46
Other income, net                        38    44      9
  IBIT before items impacting
   comparability                        364   416    375
Gains on sales of liquids and
 gathering assets                       102    90     67
Miscellaneous reserves and other items    -    18    (83)
  Reported income before interest
   and taxes                           $466  $524   $359

Net Revenues
   Revenues, net of cost of sales, of Gas Pipeline Group declined $54 million (8%) during 1997 and $26 million (3%) during 1996 as compared to the applicable preceding year. The decrease in net revenues in 1997 compared to 1996 was primarily due to the sale of natural gas liquids assets in early 1997 and the turnback of capacity at Transwestern, resulting in reduced transportation revenues beginning in November 1996. The decrease in net revenues from 1995 to 1996 was primarily a result of the sale of gathering facilities in 1995 and the first quarter of 1996. In addition, revenues decreased at Northern in 1996 as a result of a planned reduction of transition cost recoveries related to the termination of its merchant function pursuant to the Federal Energy Regulatory Commission's (FERC) Order 636.

Operating Expenses
   Operating expenses of Gas Pipeline Group declined $6 million (2%) during 1997, primarily due to a reduction of transition costs to be recovered in regulatory surcharges at Northern. Gas Pipeline Group's operating expenses declined $27 million (8%) in 1996 compared with 1995 due primarily to the favorable resolution of environmental contingencies previously accrued, combined with reduced expenses related to the gathering facilities sold in 1995 and early 1996 and a decrease in amortization of deferred contract reformation costs by Northern.

   Depreciation and amortization declined $16 million (20%) in 1996 compared with 1995 due primarily to the sale of gathering facilities in 1995 and the first quarter of 1996.

Equity in Earnings
   Equity in earnings of unconsolidated subsidiaries increased $5 million (14%) during 1997 as compared to 1996 after decreasing $11 million (24%) during 1996 as compared to 1995. The increase in 1997 was primarily due to increased equity earnings related to Enron's interest in Citrus Corp., which holds Enron's 50% interest in Florida Gas. The decrease in equity earnings in 1996 was primarily due to lower earnings from Enron's interest in Trailblazer Pipeline Company due to the recognition in 1995 of income from a settlement with a transportation customer.

Items Impacting Comparability
   During 1997, gains of $102 million were recognized related to the sales of liquids assets, including processing plants and Enron's interest in the Enron Liquids Pipeline L.P. Gains of $90 million related to the disposition of non-strategic natural gas gathering facilities were recognized in 1996, and gains of $67 million were recorded from the sale of gathering assets and a processing facility in 1995. In 1996, reported IBIT included $18 million as a result of favorable resolution of litigation. Regulatory and contingency adjustments totaling $83 million were recorded in 1995.

    Portland General. Results for Portland General have been included in Enron's Consolidated Financial Statements beginning
July 1, 1997.  Since that date, Portland General realized IBIT of
$114 million, as follows:

(In Millions)                                 1997

Revenues                                      $746
Purchased power and fuel                       389
Operating expenses                             154
Depreciation and amortization                   91
Other income, net                                2
  Reported income before interest and taxes   $114

   Statistics for PGE for the period from July 1 through December
31, 1997 and 1996 (including amounts for 1996 for comparative purposes only) are as follows:

                                            1997     1996

Electricity Sales (Thousand MWh)(a)
  Residential                              3,379     3,421
  Commercial                               3,618     3,450
  Industrial                               2,166     2,020
     Total Retail                          9,163     8,891
  Wholesale                               15,041     5,949
     Total Electricity Sales              24,204    14,840

Resource Mix
  Coal                                        10%       15%
  Combustion Turbine                           5        11
  Hydro                                        5         8
     Total Generation                         20        34
  Firm Purchases                              74        55
  Secondary Purchases                          6        11
     Total Resources                         100%      100%

Average Variable Power Cost (Mills/KWh)(b)
  Generation                                 8.7       7.7
  Firm Purchases                            18.9      16.5
  Secondary Purchases                       13.2      12.3
     Total Average Variable Power Cost      16.5      13.1

Retail Customers (end of period, thousands)  685       668

(a)  Thousand megawatt-hours.
(b)  Mills (1/10 cent) per kilowatt-hour.

Outlook
   Transportation and Distribution should continue to provide stable earnings and cash flows during 1998, including steady growth over 1997 levels.

   Various expansion projects underway or proposed by Gas Pipeline Group should contribute future earnings when completed. Over the next three years, Northern is planning expansions which would add 300-400 million cubic feet of gas per day (MMcf/d) of incremental capacity. Transwestern plans to expand its pipeline capacity and access new gas supplies by approximately 200-300 MMcf/d. Florida Gas also plans to expand its capacity by 150 MMcf/d to serve its growing markets by the year 2000. Additionally, Gas Pipeline Group will continue to monitor its overall cost structure.

   PGE anticipates continuing retail customer growth in one of the fastest growing service territories in the U.S. In late 1997, PGE filed a Customer Choice Plan proposal with the Oregon Public Utility Commission (OPUC) which would give all of its customers a choice of electricity providers as early as December 1998. Under the proposed Customer Choice Plan, PGE will separate its generation business from its transmission and distribution businesses and PGE will become a regulated transmission and distribution company focused on delivering, but not selling, electricity. The separation of the generation business is proposed to be accomplished by selling PGE's generating assets, either to an Enron affiliate or third parties. In preparation for electric deregulation, PGE has begun to leverage from the operational experiences of Enron's Gas Pipeline Group which has previously transitioned from providing merchant services to providing transportation services.

   Enron is unable to predict what changes may be required by the OPUC for approval or when the OPUC will approve a Customer Choice
Plan.

Wholesale Energy Operations and Services
   Enron's Wholesale Energy Operations and Services businesses are conducted primarily by Enron Capital & Trade Resources (ECT) and Enron International (EI). These businesses provide integrated energy-related products and services to wholesale customers worldwide, including the development, construction and operation of power plants, natural gas pipelines and other energy related assets, energy commodity sales and services, risk management products and financial services. This segment also includes results of Enron Engineering & Construction (EE&C), Enron Global Power and Pipelines L.L.C. (EPP) and Enron Americas, Inc. Enron acquired the minority interest in EPP in November 1997 (see Note 2 to the Consolidated Financial Statements).

   Wholesale Energy Operations and Services (Wholesale) can be categorized into four business lines: Asset Development and Construction, Cash and Physical, Risk Management and Finance and Investing. The following table reflects IBIT for each business line:

(In Millions)                         1997  1996   1995

Asset Development and Construction    $ 77  $ 60   $ 37
Cash and Physical                      310   324    206
Risk Management                        143   105    193
Finance and Investing                  284   122    103
Unallocated expenses                  (160) (145)  (138)
  Reported income before interest,
   minority interests and taxes       $654  $466   $401

   The following discussion analyzes the contributions to IBIT and the outlook for each of the business lines.

   Asset Development and Construction. This line of business includes the development and construction of power plants, pipelines and other energy infrastructure, including the results of EE&C.

   At December 31, 1997, the following projects were under construction:

                                             Estimated
                                             Commercial
                            Size/Capacity  Operations Date

Pipeline
  Bolivia/Brazil (Phase I)   1,180 miles       1Q 1999

Power Plants
  Cuiaba - Brazil (Phase I)    150 MW(a)       3Q 1998
  Dabhol - India (Phase I)     826 MW          4Q 1998
  Piti - Guam                   80 MW          1Q 1999
  Sutton Bridge - U.K.         790 MW          1Q 1999
  Trakya - Turkey              478 MW          1Q 1999
  EcoElectrica - Puerto Rico   507 MW          4Q 1999
  Nowa Sarzyna - Poland        116 MW          4Q 1999
  Sarlux - Italy               551 MW          1Q 2000

(a)  Megawatts.

     Earnings from the asset development and construction business increased 28% in 1997 from 1996, primarily as a result of fees earned on projects in the U.K. and Puerto Rico in 1997. The earnings from this business increased 62% in 1996 compared with 1995 primarily due to increased earnings on capital employed related to development projects.

   Cash and Physical. The cash and physical operations include earnings from physical contracts of one year or less involving marketing and transportation of natural gas, liquids, electricity and other commodities, earnings from the management of Enron's contract portfolio and earnings related to the operating assets of this segment, including EPP operations. Also included are the effects of actual settlements of long-term physical and notional quantity-based contracts.

   Wholesale markets and transports a substantial quantity of energy commodities as reflected in the following table (including intercompany amounts):

                                      1997   1996    1995

Physical Volumes (BBtue/d)(a)(b)
Gas:
  United States                      7,654   6,998   6,405
  Canada                             2,263   1,406     803
  Europe                               660     289       -
                                    10,577   8,693   7,208
Transport Volumes                      460     544     580
     Total Gas Volumes              11,037   9,237   7,788
Oil                                    690     320     439
Liquids                                987   1,187     526
     Total Physical Volumes         12,714  10,744   8,753
Electricity Volumes Marketed
 (Thousand MWh)                    192,323  60,150   7,767

Financial Settlements (Notional)
 (BBtue/d)                          49,069  35,259  32,938

(a)  Billion British thermal units equivalent per day.
(b)  Includes third-party transactions by Enron Energy Services.

     The cash and physical business includes Enron's interest in the following operating assets:

                                                         Acquisition/
                                      Size/Capacity     Operations Date

Pipelines
  Houston Pipe Line - U.S.          5,243 mi/2.5 Bcf/d       2Q 1985
  Transportadora de Gas del Sur -
   Argentina                        4,104 mi/1.9 Bcf/d       4Q 1992
  Louisiana Resources - U.S.          540 mi/750 MMcf/d      2Q 1993
  Centragas - Colombia                357 mi/110 MMcf/d      1Q 1996
  Transredes - Bolivia              3,093 mi/320 MMcf/d(a)   2Q 1997

Power Plants
  Puerto Quetzel - Guatemala          110 MW                 1Q 1993
  Teesside - U.K.                   1,875 MW                 1Q 1993
  Batangas - Philippines              110 MW                 3Q 1993
  Bitterfeld - Germany                125 MW                 4Q 1993
  Subic Bay - Philippines             116 MW                 1Q 1994
  Puerto Plata - Dominican Republic   185 MW                 3Q 1994,
                                                             1Q 1996
  Hainan Island - China               154 MW                 3Q 1996

Local Distribution Companies
  CEG - Brazil                        N/A                    3Q 1997
  Riogas - Brazil                     N/A                    3Q 1997
  GasPart - Brazil                    N/A                    4Q 1997

(a) Capacity also includes 35 MB/d of liquids.

     The earnings from cash and physical operations decreased 4% in 1997 as compared to 1996 primarily due to lower domestic gas and power margins in 1997 compared with 1996. Although volumes were higher in 1997, greater seasonal volatility of domestic natural gas prices provided higher margins in 1996. Domestic liquids marketing activity was also lower in 1997 compared with 1996. These decreases were partially offset by increased activity in the European markets related to natural gas and power contracts. Increased earnings from the operation of international power plants and pipelines and domestic natural gas assets also contributed to the results.

   The earnings from this business increased 57% in 1996 as compared to 1995 primarily due to earnings from higher natural gas volumes and margins and increased earnings from the management of Wholesale's commodity portfolio. Earnings from the marketing and processing of natural gas liquids also increased in 1996. These increases were partially offset by a decrease in earnings from natural gas assets. Electricity volumes substantially increased as Enron continued to expand its role as an electricity marketer.

   Risk Management. Wholesale's risk management operations consist of market origination activity on new long-term contracts
(transactions greater than one year) and restructuring of existing long-term contracts, including development activity related to such contracts.

     Earnings from risk management increased 36% in 1997 as compared to 1996 primarily due to strong originations and related activities with utilities and independent power producers (IPPs) in the European market. This increase was partially offset by lower originations from long-term contracts in North America for both natural gas and power.

   Earnings from this business decreased 46% in 1996 as compared to 1995 primarily due to lower originations from long-term contracts with domestic utilities and IPPs. Earnings from the restructuring of existing long-term contracts were also lower in 1996 as compared to 1995. These decreases were partially offset by increased originations with IPPs in the European market.

   Finance and Investing. The finance and investing operations provide a variety of capital products to its worldwide customers, including volumetric production payments, loans and equity investments. These products are offered directly or through joint ventures. Financings arranged and production payments were $561 million, $755 million and $382 million in 1997, 1996 and 1995, respectively.

   Additionally, the finance and investing business includes the management of Wholesale's capital investments, both operating and financial, as well as certain of Enron's equity investments. Accordingly, the results of this business include earnings from changes in the composition and market value of these investments. Market value changes result from both underlying operating strengths and favorable conditions in the equity markets. Exposures related to these investments are managed through certain hedging transactions as well as through the overall diversity of the investments.

   Earnings from the finance and investing operations increased 133% in 1997 compared with 1996 due primarily to a significant increase in the market value of its investments, including the positive impact of a change in the structure of a joint venture investment, as well as increased earnings from originations.

   Earnings from the finance and investing operations increased
18% in 1996 compared to 1995 primarily due to increases in the market value of its investments.

   Unallocated Expenses. Net unallocated expenses such as rent, systems expenses and other support group costs increased in both
1997 and 1996 due to continued expansion into new markets and system upgrades.

Outlook
   Enron anticipates continued growth in Wholesale during 1998. Asset development and construction earnings are expected to increase as a result of Enron's extensive portfolio of projects in various stages of development. In the cash and physical business, volumes are expected to continue to increase. In addition, the existence of a substantial portfolio of contracts as well as the ability to benefit from the relationships between the financial and physical markets and the natural gas and electricity markets provide substantial opportunities for earnings. Earnings from risk management are expected to increase as Enron continues to pursue opportunities in the European marketplace and continues to increase integration of financial products and its energy commodity portfolio worldwide. In the finance and investing business, Enron will continue to expand its products and services in its role as a full-service provider of various types of capital. Further expansion into new products and international markets is expected to increase results in all of these businesses.

   Earnings from Wholesale are dependent on the completion of transactions, some of which are individually significant, which are impacted by market conditions, the regulatory environment and customer relations. Wholesale's transactions have historically been based on a diverse product portfolio, providing a solid base of earnings. The outlook for potential future transactions is currently very favorable. Enron's strengths, including its ability to identify and respond to customer needs, access to extensive physical assets and its integrated approach to international business, are expected to result in continued earnings growth. In addition, earnings are expected from Wholesale's commodity portfolio and investments, which are subject to market fluctuations; risk related to these activities is managed using hedge transactions. See "Financial Risk Management" for a discussion of market risk related to Wholesale.

Retail Energy Services
   Enron Energy Services (EES) was formed in late 1996 to provide direct energy sales and services to end-use customers in the U.S. natural gas and electricity markets, particularly in the commercial and light industrial sectors. EES has participated successfully in selected natural gas and electric retail marketing pilots and continues to make significant progress in expanding its customer base and contracting activities. EES reported losses before interest, minority interests and taxes of $107 million in 1997 related to significant investments in building its sales force, developing products and services, establishing a support system to service its contracts and supporting EES's regulatory efforts.

   In late 1997, Enron sold approximately 7% of its ownership of EES for $130 million, to defray startup costs and establish a valuation for this new business. The transaction resulted in a gain of $61 million, which has been reflected in Corporate and Other. This sale of EES ownership was based on a total enterprise value of $1.9 billion.

Outlook
   During 1998, EES will continue its focus on commercial and light industrial customers in the energy market, while developing new energy products and expanding its customer base. EES also plans to continue its efforts to improve the regulatory environment for retail gas and electricity, both on state and federal levels, strengthen its marketing and sales organization and continue to enhance its transaction support capabilities.
EES expects that 1998 losses will approximate those incurred in 1997.

Corporate and Other
   Corporate and Other includes results of Enron Renewable Energy
Corp., EOTT Energy Corp. (EOTT) and the operations of Enron's methanol and MTBE plants. Significant components of IBIT are as follows:

(In Millions)                                1997     1996    1995

IBIT before items impacting comparability   $ (31)   $ (22)  $ (35)
Gain on sale of 7% of EES shares               61        -       -

Items impacting comparability:
  Charge to reflect impact of amended
   J-Block gas contract                      (675)       -       -
  Charge to reflect depressed MTBE
   margins on committed production           (100)       -     (75)
  Gains on sales of Enron Oil & Gas
   Company stock                                -      178     367
  Reserve for qualified facilities
   disposition                                  -      (83)      -
  Charge primarily related to conversion of
   compensation plan                            -        -     (74)
  Miscellaneous reserves and other items        -      (25)    (19)
Reported income before interest and taxes   $(745)   $  48   $ 164

   During 1997, Enron recorded a non-recurring charge of $675 million, primarily reflecting the impact of Enron's amended J-Block gas contract in the U.K. (see Note 14 to the Consolidated Financial Statements), and a $100 million charge primarily to reflect depressed MTBE margins on committed production. In 1996 and 1995, respectively, gains of $178 million and $367 million were recognized, primarily related to the sale of 12 million and 31 million outstanding shares of EOG stock held by Enron. The 1996 results included an $83 million reserve related to the required disposition of certain assets in connection with the merger with Portland General. The 1995 results included a $75 million charge to reflect depressed MTBE margins on committed production and $74 million of charges primarily related to the conversion of a compensation plan to more closely align employees' interests to Enron common stock.

   Enron continues to assess and modify its computer systems to ensure they will operate properly in the year 2000. Enron management anticipates that these Year 2000 costs, which will be incurred over the next two years, will not have a material impact on Enron's financial position or results of operations.

Interest and Related Charges, net
   Interest and related charges, net, is reported net of interest capitalized of $18 million, $12 million and $10 million for 1997, 1996 and 1995, respectively. The net expense increased $127 million in 1997 after decreasing $10 million in 1996. The 1997 increase was primarily due to higher debt levels, including debt of $1.1 billion from PGE following the merger on July 1, 1997 (see Note 2 to the Consolidated Financial Statements). The 1996 decrease was primarily due to lower average interest rates combined with lower average debt balances.

Dividends on Company-Obligated Preferred Securities of Subsidiaries
   Dividends on company-obligated preferred securities of subsidiaries increased from $32 million in 1995 to $34 million in 1996 and $69 million in 1997, primarily due to the issuance of $215 million and $372 million of additional preferred securities by Enron subsidiaries during 1996 and 1997, respectively. Company-obligated preferred securities of subsidiaries also increased by $29 million at July 1, 1997 for securities of PGE.
See Notes 2 and 9 to the Consolidated Financial Statements.

Minority Interests
   Minority interests increased $31 million to $75 million in 1996 compared to 1995, primarily due to the reduction of Enron's interest in EOG following the sales in 1996 and December 1995 of an aggregate 43 million shares of EOG common stock held by Enron.

Income Tax Expense
   Income tax expense decreased for 1997 as compared to 1996 primarily as a result of pretax losses due to the non-recurring charges for the restructuring of Enron's J-Block contract and for depressed MTBE margins on committed production. In addition, the 1997 tax provision was reduced for differences between the book and tax basis of certain asset and stock sales. Income tax expense decreased in 1996 compared with 1995 as a result of benefits from the reduction of the deferred tax liability due to the reevaluation of federal and state deferred tax requirements.

FINANCIAL CONDITION


Cash Flows
(In Millions)                 1997       1996      1995

Cash provided by (used in):
   Operating activities     $   501   $ 1,040     $(15)
   Investing activiti es     (2,436)   (1,230)      13
   Financing activities       1,849       331      (15)

   Net cash provided by operating activities decreased $539 million in 1997 primarily as a result of a cash payment of $440 million made in connection with the resolution of the J-Block gas contract. Cash provided by operating activities increased in 1996 primarily as a result of reduced working capital requirements reflecting increased trade payables combined with an increase in the sale of trade receivables under Enron's receivables sales program at year-end 1996 as compared to 1995.

   Net cash used in investing activities in 1997 primarily reflects increased capital expenditures, which total $1,413 million. See "Capital Expenditures and Equity Investments" below. Equity investments of $944 million in 1997 primarily include investments in international power and pipeline projects. Partially offsetting these uses of cash were proceeds of $473 million from the sales of assets, primarily from the sales of liquids assets. Net cash used in investing activities in 1996 reflects equity investments of $761 million and capital expenditures of $878 million. Equity investments in 1996 primarily include investments in international power and pipeline projects, EOTT and Joint Energy Development Investments, L.P.
(JEDI). These uses of cash were offset by proceeds of $477 million from sales of assets, including 12 million shares of EOG common stock held by Enron and non-strategic gathering and processing assets.

   Cash provided by financing activities in 1997 was generated from net issuances of $1,674 million of short- and long-term debt, $372 million of preferred securities by subsidiary companies and $555 million of subsidiary equity (see Note 7 to the Consolidated Financial Statements). These inflows were partially offset by payments of $354 million for cash dividends and $422 million for the purchase of treasury stock. Primary cash inflows from financing activities during 1996 included $282 million from the net issuance of short- and long-term debt, $215 million from the issuance of preferred securities by subsidiary companies and $102 million from the issuance of Enron common stock. Cash outflows included cash dividend payments of $281 million.

Working Capital
   At December 31, 1997, Enron had working capital of $257 million. If a working capital deficit should occur, Enron has credit facilities in place to fund working capital requirements. At December 31, 1997, those credit lines provided for up to $3.7 billion of committed and uncommitted credit, of which $35 million was outstanding at December 31, 1997. Certain of the credit agreements contain prefunding covenants. However, such covenants are not expected to materially restrict Enron's access to funds under these agreements. In addition, Enron sells commercial paper and has agreements to sell trade accounts receivable, thus providing financing to meet seasonal working capital needs. Management believes that the sources of funding described above are sufficient to meet short- and long-term liquidity needs not met by cash flows from operations.

Capital Expenditures and Equity Investments
   Capital expenditures by operating segment are as follows:

                                  1998
(In Millions)                   Estimate   1997    1996    1995

Exploration and Production(a)   $  660    $  626   $540    $464
Transportation and Distribution    480       337    175     127
Wholesale Energy Operations
 and Services                      220      339     150     152
Retail Energy Services              70        36      -       -
Corporate and Other                 70        75     13      34
  Total                         $1,500    $1,413   $878    $777

(a) Excludes exploration expenses of $75 million (estimate), $75 million, $68 million and $55 million for 1998, 1997, 1996 and 1995, respectively.

   Capital expenditures increased $535 million during 1997 as compared to 1996. Increased expenditures in Exploration and Production reflect increased development expenditures in the United States and increased property acquisitions in Canada. Transportation and Distribution expenditures increased due to expansion projects by the interstate natural gas pipelines. Included in 1997 in Wholesale were send-or-pay payments totaling $167 million related to a transportation agreement in the United Kingdom.

   Equity investments by the operating segments are as follows:

                                  1998
(In Millions)                   Estimate  1997   1996    1995

Exploration and Production        $  -    $  -   $  -    $  -
Transportation and Distribution     10       3      -       -
Wholesale Energy Operations
 and Services                      440     824    653     143
Retail Energy Services               -       -      -       -
Corporate and Other                350     117    108      27
  Total                           $800    $944   $761    $170

   Equity investments increased $183 million in 1997 compared with 1996 primarily due to investments by Wholesale in Brazilian gas distribution companies.

   The level of spending for capital expenditures and equity investments will vary depending upon conditions in the energy markets, related economic conditions and identified opportunities. Management expects that the capital spending program will be funded by a combination of internally generated funds, proceeds from dispositions of selected assets and short- and long-term borrowings.

FINANCIAL RISK MANAGEMENT

   Wholesale offers price risk management services primarily related to commodities associated with the energy sector (natural gas, crude oil, natural gas liquids and electricity). These services are provided through a variety of financial instruments including forward contracts, which may involve physical delivery of an energy commodity, swap agreements, which may require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options and other contractual arrangements. Interest rate risks and foreign currency risks associated with the fair value of its energy commodities portfolio are managed in this segment using a variety of financial instruments, including financial futures, swaps and options.

   Enron's other businesses also enter into forwards, swaps and other contracts primarily for the purpose of hedging the impact of market fluctuations on assets, liabilities, production or other contractual commitments. Changes in the market value of these hedge transactions are deferred until the gain or loss is recognized on the hedged item.

   Management of the market risks associated with its portfolio of transactions is critical to the success of Enron. Therefore, comprehensive risk management processes, policies and procedures have been established to monitor and control these market risks.

   Enron manages market risk on a portfolio basis, subject to parameters established by its Board of Directors. Market risks are monitored by an independent risk control group operating separately from the units that create or actively manage these risk exposures to ensure compliance with Enron's stated risk management policies. Enron's fixed price commodity contract portfolio is typically balanced to within an annual average of 1% of the total notional physical and financial transaction volumes marketed.

   Enron measures the market risk in its portfolios on a daily basis utilizing value at risk and other methodologies. The quantification of market risk using value at risk provides a consistent measure of risk across diverse energy markets and products. The use of these methodologies requires a number of key assumptions including the selection of a confidence level for expected losses, the holding period for liquidation and the treatment of risks outside the value at risk methodologies, including liquidity risk and event risk. Value at risk represents an estimate of reasonably possible net losses in earnings that would be recognized on its portfolios assuming hypothetical movements in future market rates and is not necessarily indicative of actual results which may occur.

   In addition to using value at risk measures, Enron performs regular scenario analyses to estimate the economic impact of a sudden market movement on the value of its portfolios (stress testing). The results of the stress testing, along with the professional judgments of experienced business and risk managers, are used to supplement the value at risk methodology and capture additional market-related risks, including liquidity, event, concentration and correlation reliance risk.

Market Risk
   The use of financial instruments by Enron's businesses may expose Enron to market and credit risks resulting from adverse changes in commodity and equity prices, interest rates and foreign exchange rates. For Enron's price risk management portfolio, the major market risks are discussed below:

   Commodity Price Risk. Commodity price risk is a consequence of providing price risk management services to customers as well as owning and operating production facilities. As discussed above, Enron actively manages this risk on a portfolio basis to ensure compliance with Enron's stated risk management policies. Forwards, futures, swaps and options are utilized to alter Enron's consolidated exposure to price fluctuations related to production from its production facilities.

   Interest Rate Risk. Interest rate risk is also a consequence of providing price risk management services to customers and having variable rate debt obligations, as changing interest rates impact the discounted value of future cash flows. Enron utilizes swaps, forwards, futures and options to minimize its interest rate risk.

   Foreign Currency Exchange Rate Risk. Foreign currency exchange rate risk is the result of Enron's international operations and price risk management services provided to its worldwide customer base. The primary purpose of Enron's foreign currency hedging activities is to protect against the volatility associated with foreign currency purchase and sale transactions. Enron primarily utilizes forward exchange contracts, futures and purchased options to reduce Enron's risk profile.

   Equity Risk. Equity risk arises from the finance and investing operations of Wholesale, which provides capital to customers through equity participations in various investment activities. Enron manages this risk on an overall basis, including the use of futures, forwards, swaps and options, to ensure compliance with Enron's stated risk management policies.

Accounting Policies
   Accounting policies for price risk management and hedging activities are described in Note 1 to the Consolidated Financial
Statements.

Value at Risk
   Enron has performed an entity-wide value at risk analysis of virtually all of Enron's financial assets and liabilities. The value at risk for commodity, interest rate and foreign currency exposures described above is calculated using a "Monte Carlo" simulation of delta/gamma positions which captures a significant portion of the exposure related to option positions. The value at risk for equity exposure discussed above is based on J.P. Morgan's RiskMetrics(TM) approach utilizing historical estimates of volatility and correlation. Both value at risk methods utilize a one-day holding period and a 95% confidence level. Cross-commodity correlations are used as appropriate.

   The following table illustrates the value at risk for each component of market risk at December 31, 1997:

(In Millions)                          Wholesale  Non-Trading

   Market Risk
      Commodity price                     $25        $9(a)
      Interest rate                         -         -
      Foreign currency exchange rate        1         1
      Equity                                4         -

(a) Includes only the risk related to the financial instruments that serve as hedges and does not include the related underlying hedged production.

CAPITALIZATION

   Total capitalization at December 31, 1997 was $14.0 billion. Debt as a percentage of total capitalization increased to 44.6% at December 31, 1997 as compared to 39.8% at December 31, 1996. The increase primarily reflects increased debt, partially offset by the issuance during 1997 of approximately 50.5 million and
11.5 million shares of common stock in connection with the acquisitions of Portland General Corporation and the minority interest in EPP, respectively (see Note 2 to the Consolidated Financial Statements). Assuming the conversion in late 1998 of
10.5 million Exchangeable Notes into EOG shares held by Enron, the pro-forma debt to capitalization percentage would be approximately 43.5% at December 31, 1997.



                      INFORMATION REGARDING
                   FORWARD LOOKING STATEMENTS

   This Annual Report includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although Enron believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include political developments in foreign countries, the ability to penetrate new retail natural gas and electricity markets in the United States and Europe, the timing and extent of changes in commodity prices for crude oil, natural gas, electricity and interest rates, the extent of EOG's success in acquiring oil and gas properties and in discovering, developing and producing reserves, the timing and success of Enron's efforts to develop international power, pipeline and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward looking statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Enron Corp.:

   We have audited the accompanying consolidated balance sheet of Enron Corp. (an Oregon corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Enron Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enron Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                         Arthur Andersen LLP

Houston, Texas
February 23, 1998

                  ENRON CORP. AND SUBSIDIARIES
                  CONSOLIDATED INCOME STATEMENT


(In Millions,                         Year Ended December 31,
 except Per Share Amounts)            1997      1996      1995

Revenues
  Natural gas and other products    $13,211   $11,157    $7,529
  Electricity                         5,101       980       179
  Transportation                        652       707       692
  Other                               1,309       445       789
     Total Revenues                  20,273    13,289     9,189
Costs and Expenses
  Cost of gas, electricity and
   other products                    17,311    10,478     6,733
  Operating expenses                  1,406     1,421     1,218
  Oil and gas exploration expenses      102        89        79
  Depreciation, depletion and
   amortization                         600       474       432
  Taxes, other than income taxes        164       137       109
  Contract restructuring charge         675         -         -
     Total Costs and Expenses        20,258    12,599     8,571
Operating Income                         15       690       618
Other Income and Deductions
  Equity in earnings of
   unconsolidated subsidiaries          216       215        86
  Gains on sales of assets and
   investments                          186       274       467
  Other income, net                     148        59        (6)
Income Before Interest, Minority
 Interests and Income Taxes             565     1,238     1,165
Interest and Related Charges, net       401       274       284
Dividends on Company-Obligated
 Preferred Securities of Subsidiaries    69        34        32
Minority Interests                       80        75        44
Income Tax Expense (Benefit)            (90)      271       285
Net Income                              105       584       520
Preferred Stock Dividends                17        16        16
Earnings on Common Stock            $    88   $   568    $  504
Earnings Per Share of Common Stock
  Basic                             $  0.32   $  2.31    $ 2.07
  Diluted                           $  0.32   $  2.16    $ 1.94
Average Number of Common Shares
 Used in Computation
  Basic                                 272       246       244
  Diluted                               277       270       268

The accompanying notes are an integral part of these consolidated financial statements.

                ENRON CORP. AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEET


                                            December 31,
(In Millions)                             1997         1996

ASSETS
Current Assets
  Cash and cash equivalents             $   170     $   256
  Trade receivables (net of allowance
   for doubtful accounts of $11 and
   $6, respectively)                      1,697       1,841
  Other receivables                         454         414
  Assets from price risk management
   activities                             1,577         841
  Other                                     771         627
     Total Current Assets                 4,669       3,979

Investments and Other Assets
  Investments in and advances to
   unconsolidated subsidiaries            2,656       1,701
  Assets from price risk management
   activities                             1,352       1,632
  Goodwill                                1,910          87
  Other                                   3,665       1,626
     Total Investments and Other Assets   9,583       5,046

Property, Plant and Equipment, at cost
  Exploration and Production, successful
   efforts accounting                     4,291       3,753
  Transportation and Distribution         5,279       3,494
  Wholesale Energy Operations and
   Services                               3,879       3,967
  Retail Energy Services                     44           -
  Corporate and Other                       249         134
                                         13,742      11,348
  Less accumulated depreciation,
   depletion and amortization             4,572       4,236
     Property, Plant and Equipment, net   9,170       7,112

Total Assets                            $23,422     $16,137

The accompanying notes are an integral part of these consolidated financial statements.

                ENRON CORP. AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEET


(In Millions, except Per                         December 31,
 Share Amounts and Shares)                     1997         1996

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                           $ 2,119     $ 2,035
  Liabilities from price risk
   management activities                       1,476       1,029
  Other                                          817         644
     Total Current Liabilities                 4,412       3,708
Long-Term Debt                                 6,254       3,349
Deferred Credits and Other Liabilities
  Deferred income taxes                        2,039       2,290
  Liabilities from price risk
   management activities                       1,190         980
  Other                                        1,769         740
     Total Deferred Credits and
      Other Liabilities                        4,998       4,010
Commitments and Contingencies
 (Notes 3, 13, 14 and 15)
Minority Interests                             1,147         755
Company-Obligated Preferred Securities
 of Subsidiaries                                 993         592
Shareholders' Equity
  Second preferred stock, cumulative, no par
   value and $1 par value, respectively,
   1,370,000 shares and 5,000,000 shares
   authorized, 1,337,645 shares and 1,370,714
   shares of Cumulative Second Preferred
   Convertible Stock issued, respectively        134         137
  Common stock, no par value and $0.10 par
   value, respectively, 600,000,000 shares
   authorized, 318,297,276 shares and
    255,945,304 shares issued, respectively    4,224          26
  Additional paid-in capital                       -       1,870
  Retained earnings                            1,852       2,007
  Cumulative foreign currency translation
   adjustment                                   (148)       (127)
  Common stock held in treasury, 7,050,965
   shares and 821,155 shares, respectively      (269)        (30)
  Other (including Flexible Equity Trust)       (175)       (160)
     Total Shareholders' Equity                5,618       3,723

Total Liabilities and Shareholders' Equity   $23,422     $16,137

The accompanying notes are an integral part of these consolidated financial statements.

                       ENRON CORP. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF CASH FLOWS


                                               Year Ended December 31,
(In Millions)                                  1997      1996      1995

Cash Flows From Operating Activities
Reconciliation of net income to net
 cash provided by (used in) operating
 activities
  Net income                                 $   105   $   584     $ 520
  Depreciation, depletion and
   amortization                                  600       474       432
  Oil and gas exploration expenses               102        89        79
  Deferred income taxes                         (174)      207       216
  Gains on sales of assets and investments      (195)     (274)     (530)
  Changes in components of working
   capital                                       (65)      142      (834)
  Net assets from price risk management
   activities                                    201        15       (98)
  Amortization of production payment
   transaction                                   (43)      (43)      (43)
  Other, net                                     (30)     (154)      243
Net Cash Provided by (Used in) Operating
 Activities                                      501     1,040       (15)
Cash Flows From Investing Activities
  Proceeds from sales of investments and
   other assets                                  473       477       996
  Capital expenditures                        (1,413)     (878)     (777)
  Equity investments                            (944)     (761)     (170)
  Business acquisitions, net of cash acquired
   (see Note 2)                                  (82)        -         -
  Other, net                                    (470)      (68)      (36)
Net Cash Provided by (Used in)
 Investing Activities                         (2,436)   (1,230)       13
Cash Flows From Financing Activities
  Net increase (decrease) in
   short-term borrowings                         464       217      (250)
  Issuance of long-term debt                   1,817       359       967
  Repayment of long-term debt                   (607)     (294)     (448)
  Issuance of company-obligated preferred
   securities of subsidiaries                    372       215         -
  Issuance of common stock                         -       102        20
  Issuance of subsidiary equity                  555         -         -
  Dividends paid                                (354)     (281)     (254)
  Net (acquisition) disposition of
   treasury stock                               (422)        5       (64)
  Other, net                                      24         8        14
Net Cash Provided by (Used in)
 Financing Activities                          1,849       331       (15)
Increase (Decrease) in Cash and Cash
 Equivalents                                     (86)      141       (17)
Cash and Cash Equivalents, Beginning
 of Year                                         256       115       132
Cash and Cash Equivalents, End of Year       $   170   $   256     $ 115

Changes in Components of Working Capital
  Receivables                                $    26   $  (678)    $(639)
  Payables                                       (41)      870       126
  Other                                          (50)      (50)     (321)
     Total                                   $   (65)  $   142     $(834)

The accompanying notes are an integral part of these consolidated financial statements.

                       ENRON CORP. AND SUBSIDIARIES
         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

(In Millions, except Per Share                  1997               1996               1995
 Amounts; Shares in Thousands)             Shares   Amount    Shares   Amount    Shares   Amount

Cumulative Second Preferred
 Convertible Stock
  Balance, beginning of year                1,371   $  137     1,375   $  138     1,405   $  141
  Exchange of common stock
   for convertible preferred stock            (33)      (3)       (4)      (1)      (30)      (3)
  Balance, end of year                      1,338   $  134     1,371   $  137     1,375   $  138
Common Stock
  Balance, beginning of year              255,945   $   26   253,860   $   25   253,070   $   25
  Exchange of common stock
   for convertible preferred stock            382        -        19        -       219        -
  Issuances related to benefit
   and dividend reinvestment plans              -       (3)        -        -       197        -
  Sales of common stock                         -        -     2,066        1       374        -
  Issuances of common stock in business
   acquisitions (see Note 2)               61,970    2,281         -        -         -        -
  Issuance of no par stock in
   reincorporation merger (see
   Note 2)                                      -    1,881         -        -         -        -
  Other                                         -       39         -        -         -        -
  Balance, end of year                    318,297   $4,224   255,945   $   26   253,860   $   25
Additional Paid-in Capital
  Balance, beginning of year                        $1,870             $1,791             $1,788
  Exchange of common stock
   for convertible preferred stock                       1                 (1)                (3)
  Issuances related to benefit
   and dividend reinvestment plans                      (9)               (16)                (5)
  Sales of common stock                                 18                109                 15
  Issuance of no par stock in
   reincorporation merger (see
   Note 2)                                          (1,881)                 -                  -
  Other                                                  1                (13)                (4)
  Balance, end of year                              $    -             $1,870             $1,791
Retained Earnings
  Balance, beginning of year                        $2,007             $1,651             $1,351
  Net income                                           105                584                520
  Cash dividends
     Common stock ($0.9125, $0.8625 and
      $0.8125 per share in 1997,
      1996 and 1995, respectively)                    (243)              (212)              (204)
     Preferred stock ($12.4584, $11.7750,
      and $11.0922 per share in 1997,
      1996 and 1995, respectively)                     (17)               (16)               (16)
  Balance, end of year                              $1,852             $2,007             $1,651
Cumulative Foreign Currency
 Translation Adjustment
  Balance, beginning of year                        $ (127)            $ (153)            $ (159)
  Translation adjustments                              (21)                26                  6
  Balance, end of year                              $ (148)            $ (127)            $ (153)
Treasury Stock
  Balance, beginning of year                 (821)  $  (30)   (2,618)  $  (93)   (1,395)  $  (41)
  Shares acquired                          (9,790)    (374)   (2,226)     (85)   (3,496)    (118)
  Exchange of common stock
   for convertible preferred stock             70        3        46        2       183        5
  Issuances related to benefit
   and dividend reinvestment plans          2,838      106     2,249       81     2,090       61
  Sales of treasury stock                       -        -     1,728       65         -        -
  Issuances of treasury stock in
   business acquisitions (see Note 2)         652       26         -        -         -        -
  Balance, end of year                     (7,051)  $ (269)     (821)  $  (30)   (2,618)  $  (93)
Other
  Balance, beginning of year                        $ (160)            $ (194)            $ (225)
  Issuances related to benefit
   and dividend reinvestment plans                     (15)                34                 30
  Other                                                  -                  -                  1
  Balance, end of year                              $ (175)            $ (160)            $ (194)
Total Shareholders' Equity                          $5,618             $3,723             $3,165

The accompanying notes are an integral part of these consolidated financial statements.

                  ENRON CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Consolidation Policy and Use of Estimates. The accounting and financial reporting policies of Enron Corp. and its subsidiaries conform to generally accepted accounting principles and prevailing industry practices. The consolidated financial statements include the accounts of all majority-owned subsidiaries of Enron Corp. after the elimination of significant intercompany accounts and transactions.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   "Enron" is used from time to time herein as a collective reference to Enron Corp. and its subsidiaries and affiliates.
The businesses of Enron are conducted by Enron Corp.'s subsidiaries and affiliates whose operations are managed by their respective officers.

   Cash Equivalents. Enron records as cash equivalents all highly liquid short-term investments with original maturities of three months or less.

   Depreciation, Depletion and Amortization. The provision for depreciation and amortization with respect to operations other than oil and gas producing activities is computed using the straight-line or regulatorily mandated method, based on estimated economic lives. Composite depreciation rates are applied to functional groups of property having similar economic characteristics. The cost of utility property units retired, other than land, is charged to accumulated depreciation.

   Provisions for depreciation, depletion and amortization of proved oil and gas properties are calculated using the units-of-production method.

   Income Taxes. Enron accounts for income taxes using an asset and liability approach under which deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 4).

   Earnings Per Share. In accordance with Statement of Financial Accounting Standards (SFAS) No. 128 - "Earnings per Share," basic earnings per share is computed based upon the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities. Common shares held by the Enron Corp. Flexible Equity Trust are not included in the computation of earnings per share until such shares are released to fund employee benefits. See Note 10 for additional information and a reconciliation of the basic and diluted earnings per share computations.

   Accounting for Price Risk Management. Enron engages in price risk management activities for both trading and non-trading purposes. Financial instruments utilized in connection with trading activities are accounted for using the mark-to-market method. Under the mark-to-market method of accounting, forwards, swaps, options and other financial instruments with third parties are reflected at market value, net of future servicing costs, with resulting unrealized gains and losses recorded as "Assets and Liabilities From Price Risk Management Activities" in the Consolidated Balance Sheet. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments. The amounts shown in the Consolidated Balance Sheet related to price risk management activities also include assets or liabilities which arise as a result of the actual timing of settlements related to these contracts. Current period changes in the assets and liabilities from price risk management activities (resulting primarily from newly originated transactions, restructuring and the impact of price movements) are recognized as net gains or losses in "Other Revenues." The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating Enron's position in an orderly manner over a reasonable period of time under present market conditions. Prepaid transportation costs are included in "Other Assets" in the Consolidated Balance Sheet.

   Financial instruments are also utilized for non-trading purposes to hedge the impact of market fluctuations on assets, liabilities, production and other contractual commitments. Hedge accounting is utilized in non-trading activities when there is a high degree of correlation between price movements in the derivative and the item designated as being hedged. In instances where the anticipated correlation of price movements does not occur, hedge accounting is terminated and future changes in the value of the financial instruments are recognized as gains or losses. If the hedged item is sold, the value of the financial instrument is recognized in income. Gains and losses on financial instruments used for hedging purposes are recognized in the Consolidated Income Statement in the same manner as the hedged item and are recognized in the Consolidated Balance Sheet as "Other Assets" or "Other Liabilities".

   The cash flow impact of financial instruments is reflected as cash flows from operating activities in the Consolidated
Statement of Cash Flows.  See Note 3 for further discussion of
Enron's price risk management activities.

   Accounting for Oil and Gas Producing Activities. Enron accounts for oil and gas exploration and production activities under the successful efforts method of accounting. All development wells and related production equipment and lease acquisition costs are capitalized when incurred. Unproved properties are assessed regularly and any impairment in value is recognized as appropriate. Lease rentals and exploration costs, other than the costs of drilling exploratory wells, are expensed as incurred. Unsuccessful exploratory wells are expensed when determined to be non-productive.

   Gains and losses associated with the sale of natural gas and crude oil reserves in place with related assets are classified as "Other Revenues" in the Consolidated Income Statement.

   Accounting for Development Activity. Enron capitalizes project development costs which may be recovered through development cost reimbursements from joint venture partners or other third parties, written off against development fees received or included as part of an investment in those ventures in which Enron continues to participate. Accumulated project development costs are otherwise expensed in the period that management determines it is probable that the costs will not be recovered.

   Development revenue results from development fees, recognized when realizable under the development agreement; long-term construction contracts, recognized using the percentage-of-completion method; and the operation and ownership of various projects. Proceeds from the sale of all or part of Enron's investment in development projects are recognized as revenues at the time of sale to the extent that such sales proceeds exceed the proportionate carrying amount of the investment.

   Investments in Unconsolidated Subsidiaries. Investments in unconsolidated subsidiaries are accounted for by the equity method, except for certain equity investments resulting from Enron's merchant banking activities which are included at market value in "Other Investments" in the Consolidated Balance Sheet. The valuation methodologies utilize market values of publicly-traded securities, independent appraisals and cash flow analyses.

   Reclassifications. Certain reclassifications have been made to the consolidated financial statements for prior years to conform with the current presentation.

2  BUSINESS ACQUISITIONS

   Effective July 1, 1997, Enron merged with Portland General Corporation (PGC) in a stock-for-stock transaction. PGC, through its wholly-owned subsidiary Portland General Electric Company
(PGE), serves retail electric customers in northwest Oregon as well as wholesale electricity customers throughout the western United States. Enron issued approximately 50.5 million common shares, valued at $36.88 per share, to shareholders of PGC in a ratio of 0.9825 share of Enron common stock for each share of PGC common stock and assumed PGC's outstanding debt of approximately $1.1 billion. In connection with the merger, Enron reincorporated in Oregon and reissued its capital stock without par value.

   On November 18, 1997, Enron acquired the minority interest in Enron Global Power & Pipelines L.L.C. (EPP) in a stock-for-stock transaction. Enron issued approximately 11.5 million common shares, valued at $36.09 per share, to shareholders of EPP in a ratio of 0.9189 share of Enron common stock for each EPP share held. Additionally, during 1997, Enron acquired renewable energy, telecommunications and energy management businesses for cash, Enron and subsidiary stock and notes.

   Enron has accounted for these acquisitions using the purchase method of accounting as of the effective date of each transaction. Accordingly, the purchase price of each transaction has been allocated to the assets and liabilities acquired based upon the estimated fair value of those assets and liabilities as of the acquisition date. The excess of the aggregate purchase price over estimated fair value of the net assets acquired, approximately $1.8 billion, has been reflected as goodwill in the Consolidated Financial Statements and is being amortized on a straight-line basis over 30 to 40 years. Assets acquired, liabilities assumed and consideration paid as a result of businesses acquired were as follows:

(In Millions)
Fair value of assets acquired, other than cash   $ 3,829
Goodwill                                           1,847
Fair value of liabilities assumed                 (3,235)
Common stock of Enron and subsidiary issued       (2,359)
   Net cash paid                                 $    82

   The allocation of purchase price related to the determination of reserves for certain contractual and legal contingencies for the PGC merger is preliminary pending completion of Enron's final studies and evaluations. Enron does not anticipate that the final evaluation of these issues will materially affect the allocation of the purchase price.

   The following summary presents unaudited pro forma consolidated results of operations as if the business acquisitions had occurred at the beginning of each period presented. The pro forma results are for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the business acquisitions been consummated at that date, nor are they necessarily indicative of future operating results.

(In Millions, except Per Share Amounts)    1997      1996

Revenues                                 $20,950   $14,401
Income before interest, minority
 interests and income taxes                  716     1,511
Net income                                   181       691
Earnings per share
   Basic                                 $  0.53   $  2.20
   Diluted                                  0.52      2.08

3  PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

   Trading Activities. Enron, through its Wholesale Energy Operations and Services segment (Wholesale), offers price risk management services to the energy sector through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options and other contractual arrangements. Interest rate risks and foreign currency risks associated with the fair value of the energy commodities portfolio are managed using a variety of financial instruments, including financial futures.

   Notional Amounts and Terms. The notional amounts and terms of these financial instruments at December 31, 1997 are shown below
(volumes in trillions of British thermal units equivalent
(TBtue), dollars in millions):

                        Fixed Price   Fixed Price      Maximum
                           Payor        Receiver    Terms in years

Energy commodities
  Natural gas              4,515         3,927            26
  Crude oil and liquids    3,405         3,169             9
  Electricity              1,456         2,637            22
Financial products
  Interest rate(a)        $4,094        $7,174            25
  Foreign currency         3,006         1,950            18
Equity investments           972           487             4

(a) The interest rate fixed price receiver includes the net notional dollar value of the interest rate sensitive component of the combined commodity portfolio. The remaining interest rate fixed price receiver and the entire interest rate fixed price payor represent the notional contract amount of a portfolio of various financial instruments used to hedge the net present value of the commodity portfolio. For a given unit of price protection, different financial instruments require different notional amounts.

   Wholesale includes sales and purchase commitments associated with contracts based on market prices totaling 3,725 TBtue, with terms extending up to 18 years.

   Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure Enron's exposure to market or credit risks. The maximum terms in years detailed above are not indicative of likely future cash flows as these positions may be offset in the markets at any time in response to the company's risk management needs.

   The volumetric weighted average maturity of Enron's fixed price portfolio as of December 31, 1997 was approximately 2.7 years.

   Fair Value. The fair value of the financial instruments related to price risk management activities as of December 31, 1997, which include energy commodities and the related foreign currency and interest rate instruments, and the average fair value of those instruments held during the year are set forth below:

                                            Average Fair Value
                           Fair Value       for the Year Ended
                         as of 12/31/97        12/31/97(a)
(In Millions)          Assets  Liabilities  Assets  Liabilities

Natural gas            $2,173    $1,655     $2,196    $1,538
Crude oil and liquids     337       395       323        431
Electricity               641       560       578        423
Equity                     60        56        62         72
  Total                $3,211    $2,666    $3,159     $2,464

(a) Computed using the ending balance at each month end.

   The net gain arising from price risk management activities for 1997 was $360 million.

   Credit Risk. In conjunction with the valuation of its financial instruments, Enron provides reserves for risks associated with such activity, including credit risk. Credit risk relates to the risk of loss that Enron would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. Enron maintains credit policies with regard to its counterparties that management believes significantly minimize overall credit risk. These policies include an evaluation of potential counterparties' financial condition (including credit rating), collateral requirements under certain circumstances and the use of standardized agreements which allow for the netting of positive and negative exposures associated with a single counterparty. The counterparties associated with assets from price risk management activities as of December 31, 1997 and 1996 are summarized as follows:

                                     1997                 1996
                            Investment           Investment
(In Millions)                Grade(a)    Total    Grade(a)   Total

Independent power producers   $  353    $  529    $  358    $  461
Oil and gas producers            351       529       422       791
Energy marketers                 403       585       466       598
Gas and electric utilities       747       815       495       524
Financial institutions           483       486       191       191
Industrials                       76       128        35        48
Other                            137       139       108       109
  Total                       $2,550     3,211    $2,075     2,722
Credit and other reserves                 (282)               (249)
  Assets from price risk
   management activities(b)             $2,929              $2,473

(a) "Investment Grade" is primarily determined using publicly available credit ratings along with consideration of collateral, which encompass standby letters of credit, parent company guarantees and property interests, including oil and gas reserves. Included in "Investment Grade" are counterparties with a minimum Standard & Poor's or Moody's rating of BBB- or Baa3, respectively.
(b) One and two customers' exposures at December 31, 1997 and 1996, respectively, comprise greater than 5% of Assets From Price Risk Management Activities. All are included above as Investment Grade.

   This concentration of counterparties may impact Enron's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on Enron's policies, its exposures and its credit and other reserves, Enron does not anticipate a materially adverse effect on financial position or results of operations as a result of counterparty nonperformance.

   Non-Trading Activities. Enron's other businesses also enter into swaps and other contracts primarily for the purpose of hedging the impact of market fluctuations on assets, liabilities, production or other contractual commitments.

   Interest Rate Swaps. At December 31, 1997, Enron had entered into interest rate swap agreements with a notional principal amount of $2.8 billion to manage interest rate exposure. Swap agreements relating to notional amounts of $1.0 billion and $1.8 billion are scheduled to terminate in 1998 and thereafter, respectively.

   Energy Commodity Price Swaps. At December 31, 1997, Enron was a party to energy commodity price swaps covering 141 TBtu, 4 TBtu and 42 TBtu of natural gas for the years 1998, 1999 and the period 2000 through 2005, respectively, and 2 million and 1 million barrels of crude oil for the years 1998 and 1999, respectively.

   Credit Risk. While notional amounts are used to express the volume of various financial instruments, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. Counterparties to forwards, futures and other contracts are equivalent to investment grade financial institutions. Accordingly, Enron does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by the third parties on financial instruments related to non-trading activities.

   Enron has concentrations of customers in the electric and gas utility and oil and gas exploration and production industries. These concentrations of customers may impact Enron's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, Enron's management believes that its portfolio of receivables is well diversified and that such diversification minimizes any potential credit risk. Receivables are generally not collateralized.

   Financial Instruments. The carrying amounts and estimated fair values of Enron's financial instruments, excluding trading activities which are marked to market, at December 31, 1997 and 1996 were as follows:

                                   1997                  1996
                            Carrying  Estimated   Carrying  Estimated
(In Millions)                Amount   Fair Value   Amount   Fair Value

Long-term debt (Note 6)      $6,254     $6,501     $3,349     $3,508
Company-obligated preferred
 securities of subsidiaries
 (Note 9)                       993      1,024        592        607
Interest rate swaps               -         13          -        (11)
Energy commodity price swaps      -        (31)         -        (64)

   Enron uses the following methods and assumptions in estimating fair values: (a) long-term debt - the carrying amount of variable-rate debt approximates fair value, the fair value of marketable debt is based on quoted market prices, and the fair value of other debt is based on the discounted present value of cash flows using Enron's current borrowing rates; (b) Company-obligated preferred securities of subsidiaries - the fair value is based on quoted market prices; and (c) interest rate swaps and energy commodity price swaps - estimated fair values have been determined using available market data and valuation methodologies. Judgment is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

   The fair market value of cash and cash equivalents, trade and other receivables, accounts payable, equity investments accounted for at fair value and equity swaps are not materially different from their carrying amounts.

   Guarantees of liabilities of unconsolidated entities and residual value guarantees have no carrying value and fair values which are not readily determinable (see Note 15).

4  INCOME TAXES

   The components of income before income taxes are as follows:

(In Millions)        1997      1996      1995

United States         $96      $551      $622
Foreign              (81)       304       183
                      $15      $855      $805

   Total income tax expense (benefit) is summarized as follows:

(In Millions)                         1997   1996    1995

Payable currently -
  Federal                            $  29   $ 16    $ 29
  State                                  9     11      26
  Foreign                               46     37      14
                                        84     64      69
Payment deferred -
  Federal                              (39)   174     158
  State                                (42)    (1)     30
  Foreign                              (93)    34      28
                                      (174)   207     216
Total income tax expense (benefit)   $ (90)  $271    $285

   The differences between taxes computed at the U.S. federal statutory tax rate and Enron's effective income tax rate are as follows:

(In Millions, except Percentages)             1997          1996    1995

Statutory federal income tax provision   $  5      35.0%    35.0%   35.0%
Net state income taxes                    (21)   (140.0)     0.8     4.5
Tight gas sands tax credit                (12)    (80.0)    (1.8)   (2.8)
Equity earnings                           (38)   (253.3)    (3.3)   (3.8)
Minority interest                          28     186.7      3.1     1.9
Asset and stock sale differences          (79)   (526.7)     1.8     2.1
Cash value in life insurance               (7)    (46.7)    (3.2)      -
Goodwill amortization                       9      60.0        -       -
Other                                      25     166.7     (0.7)   (1.4)
                                         $(90)   (598.3)%   31.7%   35.5%

   The principal components of Enron's net deferred income tax liability are as follows:

                                           December 31,
(In Millions)                            1997       1996

Deferred income tax assets -
  Alternative minimum tax credit
   carryforward                         $  247     $ 235
  Net operating loss carryforward          361        78
  Other                                    218        65
                                           826       378
Deferred income tax liabilities -
  Depreciation, depletion and
   amortization                          2,036     1,622
  Price risk management activities         457       536
  Other                                    588       638
                                         3,081     2,796
Net deferred income tax liabilities(a)  $2,255    $2,418

(a) Includes $216 million and $128 million in other current liabilities for 1997 and 1996, respectively.

   Enron has an alternative minimum tax (AMT) credit carryforward of approximately $247 million which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carryforward period.

   Enron has a consolidated net operating loss carryforward for federal tax purposes of approximately $745 million which will begin to expire in 2011. Enron has a net operating loss carryforward applicable to non-U.S. subsidiaries of approximately $300 million that can be carried forward indefinitely. The benefits of these net operating losses have been recognized as a deferred tax asset.

   U.S. and foreign income taxes have been provided for earnings of foreign subsidiary companies that are expected to be remitted to the U.S. Foreign subsidiaries' cumulative undistributed earnings of approximately $300 million are considered to be indefinitely reinvested outside the U.S. and, accordingly, no U.S. income taxes have been provided thereon. In the event of a distribution of those earnings in the form of dividends, Enron may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits.

5  SUPPLEMENTAL CASH FLOW INFORMATION

   Cash paid for income taxes and interest expense, including fees incurred on sales of accounts receivable, is as follows:

(In Millions)                            1997     1996     1995

Income taxes (net of refunds)            $ 68     $ 89     $ 13
Interest (net of amounts capitalized)     420      290      296

   During 1997, Enron issued common stock in connection with business acquisitions. See Note 2.

   In March 1995, a subsidiary of Enron Oil & Gas Company (EOG) issued redeemable preferred stock with a liquidation/redemption value of $19 million in exchange for certain oil and gas properties. These preferred shares were exchanged in 1995 for 633,333 shares of Enron's common stock.

6  CREDIT FACILITIES AND DEBT

   Enron has credit facilities with domestic and foreign banks which provide for an aggregate of $1.5 billion in long-term committed credit and $1.4 billion in short-term committed credit. Expiration dates of the committed facilities range from May 1998 to June 2002. Interest rates on borrowings are based upon the London Interbank Offered Rate, certificate of deposit rates or other short-term interest rates. Certain credit facilities contain covenants which must be met to borrow funds. Such debt covenants are not anticipated to materially restrict Enron's ability to borrow funds under such facilities. Compensating balances are not required, but Enron is required to pay a commitment or facility fee. During 1997, $25 million was outstanding under these facilities.

   Enron has also entered into agreements which provide for uncommitted lines of credit totaling $817 million at December 31, 1997. The uncommitted lines have no stated expiration dates. Neither compensating balances nor commitment fees are required as borrowings under the uncommitted credit lines are available subject to agreement by the participating banks. At December 31, 1997, $10 million was outstanding under the uncommitted lines.

   In addition to borrowing from banks on a short-term basis, Enron and certain of its subsidiaries sell commercial paper to provide financing for various corporate purposes. As of December 31, 1997 and 1996, short-term borrowings of $825 million and $298 million, respectively, have been reclassified as long-term debt based upon the availability of committed credit facilities with expiration dates exceeding one year and management's intent to maintain such amounts in excess of one year subject to overall reductions in debt levels. Similarly, at December 31, 1997 and 1996, $462 million and $175 million, respectively, of long-term debt due within one year remained classified as long-term. Weighted average interest rates on short-term debt outstanding at December 31, 1997 and 1996 were 6.0% and 7.0%, respectively.

  Detailed information on long-term debt is as follows:

                                             December 31,
(In Millions)                               1997      1996

Enron Corp.
  Debentures
     6.75% to 8.25% due 2005 to 2012       $  350    $  350
  Notes payable
     6.25% - exchangeable notes due 1998      228       228
     6.45% to 10.00% due 1998 to 2023       2,492     1,542
     Floating rate notes due 1999 to 2037     350         -
     Other                                     67         4
Northern Natural Gas Company
  Notes payable
     6.875% to 8.00% due 1999 to 2005         350       350
Transwestern Pipeline Company
  Notes payable
     7.55% to 9.20% due 1998 to 2004          150       150
Portland General Electric Company
  First mortgage bonds
     5.65% to 9.46% due 1998 to 2023          564         -
  Pollution control bonds
     Variable rate due 2010 to 2031           192         -
  Other                                       172         -
Enron Oil & Gas Company
  Notes payable
     Floating rate notes due 1998 to 2001     120       190
     5.44% to 9.10% due 1998 to 2007          390       210
Enron Europe Limited
  Other                                        37        41
Amount reclassified from short-term debt      825       298
Unamortized debt discount and premium         (33)      (14)
Total long-term debt                       $6,254    $3,349

   The indenture securing PGE's First Mortgage Bonds constitutes a direct first mortgage lien on substantially all electric utility property and franchises, other than expressly excepted property.

   The Enron 6.25% Exchangeable Notes are mandatorily exchangeable in December 1998 into shares of EOG common stock at a specified exchange rate or, at Enron's option, for cash with an equal value. Enron currently intends to satisfy the exchange obligation with shares of EOG common stock.

   The aggregate annual maturities of long-term debt outstanding at December 31, 1997 were $462 million, $508 million, $161 million, $664 million and $180 million for 1998 through 2002, respectively.

7  MINORITY INTEREST

   Enron's minority interest primarily includes EOG and EPP prior to Enron's acquisition of the EPP minority interest in November
1997 (see Note 2).

   Also in 1997, Enron and a third-party investor contributed approximately $579 million and $500 million, respectively, for interests in an Enron-controlled joint venture. The joint venture purchased 250,000 shares of junior convertible preferred stock from Enron and made demand loans to Enron. Each share of junior convertible preferred stock has a cumulative, market-based dividend, is convertible at the option of the holder (currently the Enron-controlled joint venture) initially into 100 shares of Enron stock, subject to certain adjustments, and has a liquidation value of $4,000 per share, subject to certain adjustments. The joint venture is a separate legal entity from Enron and has separate assets and liabilities. Absent certain defaults or other specified events, Enron has the option to acquire the investor's interest in the joint venture. If Enron does not acquire the investor's interest before December 2002, or earlier upon certain specified events, the joint venture will liquidate its assets and dissolve. The joint venture is included in Enron's consolidated financial statements and the third-party investor's investment in the joint venture is included in minority interest.

8  UNCONSOLIDATED SUBSIDIARIES

   Enron's investment in and advances to unconsolidated subsidiaries which are accounted for by the equity method is as follows:

                                     Ownership   December 31,
(In Millions)                        Interest    1997    1996

Citrus Corp.(a)                         50%     $  432  $  405
Compania Estadual de Gas do Rio de
 Janeiro, S.A.(b)                       25%        194       -
EOTT Energy Partners, L.P. (EOTT)(c)    49%        143     130
Joint Energy Development Investments
 L.P. (JEDI)(b)(d)                      50%        392     320
Teesside Power Limited(b)               50%(e)     151     106
Transportadora de Gas del Sur S.A.(b)   35%        472     188
Transredes Transporte de
 Hidrocarburos S.A.(b)                  25%        137       -
Other                                              735     552
                                                $2,656  $1,701

(a) Included in the Transportation and Distribution segment.
(b) Included in the Wholesale Energy Operations and Services segment.
(c) Included in the Corporate and Other segment.
(d) JEDI accounts for its investments at fair value.
(e) Net of minority interests, the ownership is 31%.

   Enron's equity in earnings (losses) of unconsolidated subsidiaries is as follows:

(In Millions)                                1997  1996  1995

Citrus Corp.                                 $ 27  $ 22  $ 27
Compania Estadual de Gas do Rio de
 Janeiro, S.A.                                  1     -     -
EOTT Energy Partners, L.P.                     (2)    9   (23)
Joint Energy Development Investments L.P.      68    71     4
Teesside Power Limited                         20    29    18
Transportadora de Gas del Sur S.A.             45    29    22
Transredes Transporte de Hidrocarburos S.A.     5     -     -
Other                                          52    55    38
                                             $216  $215  $ 86

   Summarized combined financial information of Enron's unconsolidated subsidiaries is presented below:

                                          December 31,
(In Millions)                           1997        1996

Balance sheet
  Current assets                       $2,481       $2,587
  Property, plant and equipment, net    8,851        8,064
  Other noncurrent assets               1,356          902
  Current liabilities                   1,855        2,381
  Long-term debt                        5,234        5,230
  Other noncurrent liabilities          1,295        1,139
  Owners' equity                        4,304        2,803

(In Millions)                 1997      1996      1995

Income statement
  Operating revenues        $11,183   $11,676    $8,258
  Operating expenses         10,246    10,567     7,335
  Net income                    336       464       226
Distributions paid to Enron      68        84        68

9  PREFERRED STOCK

   Preferred Stock. Following Enron's reincorporation in Oregon on July 1, 1997, Enron has authorized 16,500,000 shares of preferred stock, no par value. At December 31, 1997, Enron had outstanding 1,337,645 shares of Cumulative Second Preferred Convertible Stock (the Convertible Preferred Stock), no par value. The Convertible Preferred Stock pays dividends at an amount equal to the higher of $10.50 per share or the equivalent dividend that would be paid if shares of the Convertible Preferred Stock were converted to common stock. Each share of the Convertible Preferred Stock is convertible at any time at the option of the holder thereof into 13.652 shares of Enron's common stock, subject to certain adjustments. The Convertible Preferred Stock is currently subject to redemption at Enron's option at a price of $100 per share plus accrued dividends. During 1997, 1996 and 1995, 33,069 shares, 4,780 shares and 29,489 shares, respectively, of the Convertible Preferred Stock were converted into common stock.

   Company-Obligated Preferred Securities of Subsidiaries. Summar ized information for Enron's Company-Obligated Preferred
Securities of Subsidiaries is as follows:

                                                              Liquidation
(In Millions, except                            December 31,     Value
 Per Share Amounts and Shares)                  1997   1996    Per Share

Enron Capital LLC
  8% Cumulative Guaranteed Monthly Income
   Preferred Shares (MIPS)
   (8,550,000 shares)(a)                        $214   $214   $     25

Enron Capital Trust I
  8.3% Trust Originated Preferred Securities
   (8,000,000 preferred securities)(a)           200    200         25

Enron Capital Trust II
  8 1/8% Trust Originated Preferred Securities
   (6,000,000 preferred securities)(a)           150      -         25

Enron Capital Trust III
  Adjustable-Rate Capital Trust Securities
   (200,000 preferred securities)(b)             200      -      1,000

Enron Equity Corp.
  8.57% Preferred Stock (880 shares)(a)           88     88    100,000
  7.39% Preferred Stock (150 shares)(a)(c)        15     15    100,000

Enron Capital Resources, L.P.
  9% Cumulative Preferred Securities, Series A
   (3,000,000 preferred securities)(a)            75     75         25

Other                                             51      -
                                                $993   $592

(a) Redeemable under certain circumstances after specified dates.
(b) Mature in 2046.
(c) Mandatorily redeemable in 2006.

10  COMMON STOCK

   Earnings Per Share. The computation of basic and diluted earnings per share is as follows:

                                             Year Ended December 31,
(In Millions, except per share amounts)      1997      1996      1995

Numerator:
  Net income                                $ 105     $ 584     $ 520
  Preferred stock dividends                   (17)      (16)      (16)
  Numerator for basic earnings per
   share - income available to common
   shareholders                                88       568       504
  Effect of dilutive securities:
     Preferred stock dividends(a)               -        16        16
  Numerator for diluted earnings per
   share - income available to common
   shareholders after assumed conversions   $  88     $ 584     $ 520
Denominator:
  Denominator for basic earnings per
   share - weighted-average shares            272       246       244
  Effect of dilutive securities:
     Preferred stock (a)                        -        19        19
     Stock options                              5         5         5
  Dilutive potential common shares              5        24        24
  Denominator for diluted earnings per
   share - adjusted weighted-average
   shares and assumed conversions             277       270       268
Basic earnings per share                    $0.32     $2.31     $2.07
Diluted earnings per share                  $0.32     $2.16     $1.94

(a) For 1997, the dividends and conversion of preferred stock have been excluded from the computation because it is antidilutive.

   Forward Contracts and Options. At December 31, 1997, Enron had forward contracts to purchase 6.7 million shares of Enron Corp. common stock at an average price of $42.00 per share.
Enron may settle the forward contracts in cash or an equivalent value of Enron common stock until April 2001. Shares potentially deliverable to the counterparty under the contracts are assumed to be outstanding in calculating diluted earnings per share.

   In 1997, Enron granted options to EOG to purchase 3.2 million shares of Enron common stock (exercise price of $39.1875) in connection with certain agreements between Enron and EOG. The options vested 25% immediately with 15% vesting in 1998 and the remainder vesting equally in 1999 through 2004.

   Stock Option Plans.  Enron applies Accounting Principles Board
(APB) Opinion 25 and related interpretations in accounting for its stock option plans. In accordance with APB Opinion 25, no compensation expense has been recognized for the fixed stock option plans. Compensation expense charged against income for the restricted stock plan for 1997, 1996 and 1995 was $14 million, $4 million and $2 million, respectively. Had compensation cost for Enron's stock option compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with SFAS No. 123 - "Accounting for Stock-Based Compensation," Enron's net income and earnings per share would have been $66 million ($0.18 per share basic, $0.18 per share diluted) in 1997, $562 million ($2.22 per share basic, $2.07 per share diluted) in 1996 and $514 million ($2.05 per share basic, $1.92 per share diluted) in 1995.

   Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of the pro forma amounts to be expected in future years.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with weighted-average assumptions for grants in 1997, 1996 and 1995, respectively: (i) dividend yield of 2.5%, 2.3% and 2.4%; (ii) expected volatility of 17.4%, 23.8% and 24.3%; (iii) risk-free interest rates of 5.9%, 5.9% and 6.4%; and (iv) expected lives of
3.7 years, 4.0 years and 3.7 years.

   Enron has four fixed option plans (the Plans) under which options for shares of Enron's common stock have been or may be granted to officers, employees and non-employee members of the
Board of Directors.   Options granted may be either incentive
stock options or nonqualified stock options and are granted at not less than the fair market value of the stock at the time of grant. The Plans provide for options to be granted with a stock appreciation rights feature; however, Enron does not presently intend to issue options with this feature. Under the Plans, Enron may grant options with a maximum term of 10 years. Options vest under varying schedules.

   Summarized information for Enron's Plans is as follows:

                            1997              1996               1995
                                Weighted          Weighted           Weighted
                                Average           Average            Average
                                Exercise          Exercise           Exercise
(Shares in Thousands)   Shares    Price   Shares    Price    Shares    Price

Outstanding,
 beginning of year      25,476   $32.69   22,493   $29.02    24,246   $27.38
  Granted(a)            17,658    38.63    7,370    39.71     2,971    34.27
  Exercised             (2,165)   41.06   (3,615)   24.41    (3,137)   20.91
  Forfeited             (1,514)   35.25     (749)   31.66    (1,586)   29.89
  Expired                  (26)   34.59      (23)   30.65        (1)   23.42
Outstanding,
 end of year            39,429   $35.77   25,476   $32.69    22,493   $29.02
Exercisable,
 end of year            21,252   $33.55   12,883   $30.65     9,599   $26.11
Available for grant,
 end of year(b)         13,047             6,505              7,831
Weighted average
 fair value of
 options granted                  $7.10            $9.44               $7.86

(a) Includes 1,768,074 shares issued in connection with business acquisitions discussed in Note 2.
(b) Includes up to 12,246,040 shares, 5,232,218 shares and 5,209,620 shares as of December 31, 1997, 1996 and 1995, respectively, which may be issued either as restricted stock or pursuant to stock options.

   The following table summarizes information about stock options outstanding at December 31, 1997 (shares in thousands):

                           Options Outstanding          Options Exercisable
                                Weighted
                                 Average    Weighted               Weighted
                    Number      Remaining   Average       Number     Average
  Range of        Outstanding  Contractual  Exercise    Exercisable  Exercise
Exercise Prices   at 12/31/97     Life       Price      at 12/31/97   Price

$ 9.13 to $29.75     5,421       5 years     $24.17        5,044      $23.86
 30.13 to  34.75    10,143       6 years      31.56        5,798       31.67
 35.38 to  39.88    11,397       8 years      37.59        5,239       37.86
 40.00 to  45.00    12,468       7 years      42.55        5,171       42.79
$ 9.13 to $45.00    39,429       7 years     $35.77       21,252      $33.55

   Restricted Stock Plan. Under Enron's Restricted Stock Plan, participants may be granted stock without cost to the participant. The shares issued under this plan vest to the participants at various times ranging from immediate vesting to vesting at the end of a five-year period. The following summarizes shares of restricted stock under this plan:

(Shares in Thousands)                1997      1996      1995

Outstanding, beginning of year        825       159       194
  Granted                           2,088     1,772        45
  Issued                             (321)   (1,062)      (70)
  Forfeited or expired                (55)      (44)      (10)
Outstanding, end of year            2,537       825       159
Available for grant, end of year   12,246     5,232     5,210
Weighted average fair value of
 restricted stock granted          $38.26    $37.04    $31.36

   Flexible Equity Trust (the Trust). In December 1993, Enron established the Trust to fund a portion of its obligations arising from its various employee compensation and benefit plans. Enron issued 7.5 million shares of common stock to the Trust in exchange for cash and an interest bearing promissory note. The note held by Enron is reflected as a reduction of shareholders' equity. During 1997, 1996 and 1995, respectively, 258,658 shares, 2,233,867 shares and 1,049,403 shares were released to fund employee benefits.

11  RETIREMENT BENEFITS PLAN AND ESOP

   Enron maintains a retirement plan (the Enron Plan) which is a noncontributory defined benefit plan covering substantially all employees in the United States and certain employees in foreign countries. The benefit accrual is in the form of a cash balance of 5% of annual base pay beginning January 1, 1996. Prior to 1996, the benefit formula was based on final average pay and years of service.

   Portland General has a noncontributory defined benefit pension plan (the Portland General Plan) covering substantially all of its employees. Benefits under the Plan are based on years of service, final average pay and covered compensation.

   Enron also maintains a noncontributory employee stock ownership plan (ESOP) which covers all eligible employees. Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Enron Plan. All shares included in the ESOP have been allocated to the employee accounts. At December 31, 1997 and 1996, 13,508,794 shares and 15,976,195 shares, respectively, of Enron common stock were held by the ESOP, a portion of which may be used to offset benefits under the Enron Plan.

   The components of pension expense are as follows:

(In Millions)                    1997    1996   1995

Service cost - benefits earned
 during the year                 $ 22    $14    $  1
Interest cost on projected
 benefit obligation                32     23      21
Actual return on plan assets      (84)   (34)    (32)
Amortization and deferrals         42      9       9
Pension expense (income)         $ 12   $ 12    $ (1)

   The measurement date of the Enron Plan and the ESOP is September 30, and the measurement date of the Portland General
Plan is December 31. The funded status as of the valuation date of the Enron Plan, the Portland General Plan and the ESOP reconciles with the amount detailed below which is included in "Other Assets" on the Consolidated Balance Sheet.

(In Millions)                           1997      1996

Actuarial present value of
 accumulated benefit obligation
  Vested                               $(552)    $(301)
  Nonvested                              (20)       (4)
Additional amounts related
 to projected wage increases             (45)       (5)
Projected benefit obligation            (617)     (310)
Plan assets at fair value(a)             727       315
Plan assets in excess of
 projected benefit obligation            110         5
Unrecognized net loss                     34        46
Unrecognized prior service cost           35        36
Unrecognized net asset at transition     (24)      (30)
Contributions                              -         1
Prepaid pension cost at December 31    $ 155     $  58

Discount rate                           7.25%      7.5%
Long-term rate of return on assets       (b)      10.5%
Rate of increase in wages                (c)       4.0%

(a) Includes plan assets of the ESOP of $135 million and $137 million for the years 1997 and 1996, respectively.
(b) Long-term rate of return on assets is assumed to be 10.5% for the Enron Plan and 9.0% for the Portland General Plan.
(c) Rate of increase in wages is assumed to be 4.0% for the Enron Plan and 4.0% to 9.5% for the Portland General Plan.

   Assets of the Enron Plan and the Portland General Plan are comprised primarily of equity securities, fixed income securities and temporary cash investments. It is Enron's policy to fund all pension costs accrued to the extent required by federal tax regulations.

12  BENEFITS OTHER THAN PENSIONS

   Enron provides certain medical, life insurance and dental benefits to eligible employees and their eligible dependents. Benefits are provided under the provisions of contributory defined dollar benefit plans. Enron is currently funding that portion of its obligations under its postretirement benefit plans which are expected to be recoverable through rates by its regulated pipelines and electric utility operations.

   Enron accrues these postretirement benefit costs over the service lives of the employees expected to be eligible to receive such benefits. Enron is amortizing the transition obligation which existed at January 1, 1993 over a period of approximately 19 years.

   The following table sets forth the plan's funded status reconciled with the amounts reported in the Consolidated Balance
Sheet.

(In Millions)                                1997     1996

Actuarial present value of accumulated
 postretirement benefit obligation (APBO)
  Retirees                                  $(121)   $(126)
  Fully eligible active plan
   participants                                (5)      (2)
  Other employees                             (22)     (16)
     Total APBO                              (148)    (144)
Plan assets at fair value                      54       15
APBO in excess of plan assets                 (94)    (129)
Unrecognized transition obligation             62       66
Unrecognized prior service costs               22       20
Unrecognized net loss                           6       33
Accrued postretirement benefit obligation   $  (4)   $ (10)

Discount rate                                7.25%     7.5%
Long-term rate of return on assets,
 before taxes                                 (a)      7.5%
Health care cost trend rate                   (b)     11.0%

(a) Long-term rate of return on assets, before taxes, is assumed to be 7.5% for the Enron assets and 9.5% for the Portland General assets.
(b) Health care cost trend rate is assumed to be 8.0% for Enron and 7.5% for Portland General. These rates are assumed to decrease to 5.0% by 2003.

   The components of net periodic postretirement benefit expense are as follows:

(In Millions)                     1997   1996    1995

Service costs                     $ 2     $ 1    $ 1
Interest costs                     10      10      9
Amortization and deferrals          4       6      6
Postretirement benefit expense    $16     $17    $16

   A 1% increase in the health care cost trend rate would have the effect of increasing the APBO and the net periodic expense by approximately $9 million and $1 million, respectively.

   Additionally, Enron maintains various incentive based compensation plans for which participants may receive a combination of cash, restricted stock or stock options based upon the achievement of certain performance goals.

13 RATES AND REGULATORY ISSUES

   Rates and regulatory issues related to certain of Enron's natural gas pipelines and its electric utility operations are subject to final determination by various regulatory agencies. The domestic interstate pipeline operations are regulated by the Federal Energy Regulatory Commission (FERC) and the electric utility operations are regulated by the FERC and the Oregon Public Utilities Commission (OPUC). As a result, these operations are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," which recognizes the economic effects of regulation and, accordingly, Enron has recorded regulatory assets and liabilities related to such operations.

   The regulated pipelines operations' net regulatory assets at December 31, 1997 and 1996, respectively, were $283 million and $312 million, which included transition costs incurred related to FERC Order 636 of $41 million and $86 million. The regulatory assets related to the FERC Order 636 transition costs are scheduled to be primarily recovered from customers by the end of 1998, while the remaining assets are expected to be recovered over varying time periods.

   The electric utility operations' net regulatory assets at December 31, 1997, were $561 million. Based on rates in place at December 31, 1997, Enron estimates that it will collect the majority of these regulatory assets within the next 10 years and substantially all of these regulatory assets within the next 20 years.

   Pipeline Operations. Enron's regulated pipelines have all successfully completed their transitions under FERC Order 636.
Any future transition costs not recoverable through the pipelines' FERC tariffs are not expected to be substantial.

   Electric Utility Operations. On September 2, 1997 and December 1, 1997, pursuant to the OPUC's condition to its approval of the Enron/PGC merger, PGE submitted to the OPUC a Customer Choice Plan and rate case to open its service territory to competition. This plan will separate PGE's potentially competitive businesses, primarily the generation of electricity, from its regulated businesses and allow customers to choose their energy provider. The separation of the generation business is proposed to be accomplished by selling PGE's generating assets, either to an Enron affiliate or third parties. Enron is unable to predict what changes may be required by the OPUC for approval or when the OPUC will approve a Customer Choice Plan.

   PGE is a 67.5% owner of the Trojan Nuclear Plant (Trojan). In March 1995, the OPUC issued an order authorizing PGE to recover all of the estimated costs of decommissioning Trojan and 87% of its remaining investment in the plant. At December 31, 1997, PGE's regulatory asset related to recovery of Trojan costs from customers was $488 million. Amounts are to be collected over Trojan's original license period ending in 2011. As discussed in
Note 14, the OPUC's order and the agency's authority to grant recovery of the Trojan investment under Oregon law are being challenged in state courts.

   Enron believes, based upon its experience to date and after considering appropriate reserves that have been established, that the ultimate resolution of pending regulatory matters will not have a material impact on Enron's financial position or results of operations.

14  LITIGATION AND OTHER CONTINGENCIES

   Enron is a party to various claims and litigation, the significant items of which are discussed below. Although no assurances can be given, Enron believes, based on its experience to date and after considering appropriate reserves that have been established, that the ultimate resolution of such items, individually or in the aggregate, will not have a materially adverse impact on Enron's financial position or its results of operations.

   Litigation. In 1995, several parties (the Plaintiffs) filed suit in Harris County District Court in Houston, Texas, against Intratex Gas Company (Intratex), Houston Pipe Line Company and Panhandle Gas Company (collectively, the Enron Defendants), each of which is a wholly-owned subsidiary of Enron. The Plaintiffs were either sellers or royalty owners under numerous gas purchase contracts with Intratex, many of which have terminated. Early in 1996, the case was severed by the Court into two matters to be tried (or otherwise resolved) separately. In the first matter, the Plaintiffs alleged that the Enron Defendants committed fraud and negligent misrepresentation in connection with the "Panhandle program," a special marketing program established in the early 1980s. This case was tried in October 1996 and resulted in a verdict for the Enron Defendants. In the second matter, the Plaintiffs allege that the Enron Defendants violated state regulatory requirements and certain gas purchase contracts by failing to take the Plaintiffs' gas ratably with other producers' gas at certain times between 1978 and 1988. The court has certified a class action with respect to ratability claims. The Court of Appeals has affirmed the trial court's order granting class certification. An appeal to the Texas Supreme Court will be pursued. The Enron Defendants deny the Plaintiffs' claims and have asserted various affirmative defenses, including the statute of limitations. The Enron Defendants believe that they have strong legal and factual defenses, and intend to vigorously contest the claims. Although no assurances can be given, Enron believes that the ultimate resolution of these matters will not have a materially adverse effect on its financial position or results of operations.

   On June 2, 1997, Enron announced the resolution of all contractual issues involving the J-Block contract in the U.K. North Sea with the J-Block producers, Phillips Petroleum Company United Kingdom Limited, BG Exploration & Production Limited and Agip (U.K.) Limited. The J-Block contracts are long-term gas contracts that an Enron subsidiary entered into in March 1993 with the J-Block producers. As consideration for amending the contract, Enron made a cash payment of approximately $440 million to the producers. Enron recorded a second quarter non-recurring contract restructuring charge of $675 million ($463 million after tax), primarily reflecting the impact of the amended contract. Such resolution concluded all J-Block litigation between Enron and the J-Block producers.

   On June 3, 1997, the London Commercial Court ruled in favor of the "CATS" parties in their dispute over the availability of the CATS (Central Area Transmission System) transportation facilities. The CATS parties sued Teesside Gas Transportation Limited (TGTL), an Enron subsidiary, and Enron (on the basis of its guarantee of TGTL's obligations under the transportation agreement between TGTL and the CATS parties) for allegedly failing to make quarterly "send-or-pay" payments under the transportation agreement. TGTL had refused to make these payments based upon its position that the transportation facilities were not available as required by the contract. The effect of the Court's decision is that TGTL has released withheld "send-or-pay" payments to the CATS parties in the amount of approximately 81 million Pounds Sterling, plus interest and costs. The judgment has no effect on the above referenced settlement of the J-Block gas sales agreements. Enron is appealing the decision of the London Commercial Court in the CATS litigation. Enron believes that the ultimate resolution of this matter will not have a materially adverse effect on its financial position or results of operations.

   On November 21, 1996, an explosion occurred in or around the Humberto Vidal Building in San Juan, Puerto Rico. The explosion resulted in fatalities, bodily injuries and damage to the building and surrounding property. San Juan Gas Company, Inc. (San Juan), an Enron subsidiary, operates a natural gas distribution system in the vicinity. Although San Juan did not provide gas service to the building, the investigation report of the National Transportation Safety Board (NTSB) has tentatively concluded that the incident was caused by gas leaking from San Juan's distribution system. San Juan and Enron strongly disagree with the NTSB findings principally because the NTSB investigation
(i) found no path of migration of gas from San Juan's system to the building and (ii) discovered no scientific evidence that propane gas was the explosive fuel. Enron and San Juan have been named as defendants in a number a lawsuits filed in U.S. District Court for the district of Puerto Rico and Commonwealth courts of Puerto Rico. These suits, which seek damages for wrongful death, personal injury, business interruption and property damage, allege that negligence of Enron and San Juan caused the explosion. Enron and San Juan are vigorously contesting the claims. Although no assurances can be given, Enron believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position or results of operations.

   Trojan Nuclear Plant. In early 1993, PGE ceased commercial operation of Trojan. Since plant closure, PGE has committed itself to a safe and economical transition toward a decommissioned plant. PGE has received approval of its decommissioning plan submitted to the Nuclear Regulatory Commission and Oregon Energy Facilities Siting Council. PGE's remaining cost to decommission and close Trojan of $313 million has been reflected in "Other Liabilities" in the Consolidated Balance Sheet.

   Trojan Investment Recovery. In April 1996 a circuit court judge in Marion County, Oregon, found that the OPUC could not authorize PGE to collect a return on its undepreciated investment in Trojan, contradicting a November 1994 ruling from the same court. The ruling was the result of an appeal of PGE's 1995 general rate order which granted PGE recovery of, and a return on, 87% of its remaining investment in Trojan.

   The 1994 ruling was appealed to the Oregon Court of Appeals and stayed pending the appeal of the Commission's March 1995 order. Both PGE and the OPUC have separately appealed the April 1996 ruling, which appeals were combined with the appeal of the November 1994 ruling at the Oregon Court of Appeals.

   Enron believes that the authorized recovery of and return on the Trojan investment and decommissioning costs will be upheld and that these legal challenges will not have a materially adverse impact on its financial position or results of operations.

   Environmental Matters. Enron is subject to extensive federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites. The implementation of the Clean Air Act Amendments is expected to result in increased operating expenses. These increased operating expenses are not expected to have a material impact on Enron's financial position or results of operations.

   The Environmental Protection Agency (EPA) has informed Enron that it is a potentially responsible party at the Decorah Former Manufactured Gas Plant Site (the Decorah Site) in Decorah, Iowa, pursuant to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA, also commonly known as Superfund). The manufactured gas plant in Decorah ceased operations in 1951. A predecessor company of Enron purchased the Decorah Site in 1963. Enron's predecessor did not operate the gas plant and sold the Decorah Site in 1965. The EPA alleges that hazardous substances were released to the environment during the period in which Enron's predecessor owned the site, and that Enron's predecessor assumed the liabilities of the company that operated the plant. Enron contests these allegations. The EPA is interested in determining whether materials from the plant have adversely affected subsurface soils at the Decorah Site. Enron has entered into a consent order with the EPA by which it has agreed, although admitting no liability, to replace affected topsoil and remove impacted subsurface soils in certain areas of the tract where the plant was formerly located. To date, the EPA has identified no other potentially responsible parties with respect to this site. Enron believes that expenses incurred in connection with this matter will not have a materially adverse effect on its financial position or results of operations.

15  COMMITMENTS

   Firm Transportation Obligations. Enron has firm transportation agreements with various joint venture pipelines.
Under these agreements, Enron must make specified minimum payments each month. At December 31, 1997, the estimated aggregate amounts of such required future payments were $100 million, $114 million, $118 million, $122 million and $133 million for 1998 through 2002, respectively, and $942 million for later years.

   The costs recognized under firm transportation agreements, including commodity charges on actual quantities shipped, totaled $27 million, $25 million and $18 million in 1997, 1996 and 1995, respectively. Enron has assigned firm transportation contracts with two of its joint ventures to third parties and guaranteed minimum payments under the contracts averaging approximately $36 million annually through 2001 and $3 million in 2002.

   Other Commitments. Enron leases property, operating facilities and equipment under various operating leases, certain of which contain renewal and purchase options and residual value guarantees. Future commitments related to these items at December 31, 1997 were $142 million, $117 million, $114 million, $63 million and $46 million for 1998 through 2002, respectively, and $228 million for later years. Guarantees under the leases total $1,029 million at December 31, 1997.

   Total rent expense incurred during 1997, 1996 and 1995 was $156 million, $149 million and $147 million, respectively.

   Enron guarantees certain long-term contracts for the sale of electrical power and steam from a cogeneration facility owned by one of Enron's equity investees. Under terms of the contracts, which initially extend through June 1999, Enron could be liable for penalties should, under certain conditions, the contracts be terminated early. Enron also guarantees the performance of certain of its unconsolidated subsidiaries in connection with letters of credit issued on behalf of those unconsolidated subsidiaries. At December 31, 1997, a total of $278 million of such guarantees were outstanding, including $92 million on behalf of EOTT. In addition, Enron is a guarantor on certain liabilities of unconsolidated subsidiaries and other companies totaling approximately $873 million, including $402 million related to EOTT trade obligations. The EOTT letters of credit and guarantees of trade obligations are fully secured by the assets of EOTT. Enron has also guaranteed $486 million in lease obligations for which it has been indemnified by an "Investment Grade" company. Management does not consider it likely that Enron would be required to perform or otherwise incur any losses associated with the above guarantees. In addition, certain commitments have been made related to 1998 planned capital expenditures and equity investments.

16  QUARTERLY FINANCIAL DATA (Unaudited)

   Summarized quarterly financial data is as follows:
(In Millions, Except           First    Second     Third    Fourth    Total
 Per Share Amounts)           Quarter   Quarter   Quarter   Quarter    Year

1997
Revenues                      $5,344    $3,251    $5,806    $5,872   $20,273
Income (loss) before
 interest, minority
 interests and income taxes      429      (548)      311       373       565
Net income (loss)                222      (420)      134       169       105
Earnings (loss) per share:
  Basic                        $0.88    $(1.71)    $0.44     $0.55     $0.32(a)
  Diluted                       0.81     (1.71)     0.42      0.53      0.32(a)

1996
Revenues                     $ 3,054   $ 2,961   $ 3,225   $ 4,049   $13,289
Income before interest,
 minority interests and
 income taxes                    415       265       262       296     1,238
Net income                       213       117       123       131       584
Earnings per share:
  Basic                        $0.86     $0.46     $0.48     $0.52     $2.31(a)
  Diluted                       0.80      0.43      0.45      0.48      2.16(a)

(a) The sum of earnings per share for the four quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding. Additionally, certain items in the diluted earnings per share computation were antidilutive in the second quarter and total year 1997.

17  GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

   Enron's operations are classified into the following business segments:

   Exploration and Production - Natural gas and crude oil exploration and production primarily in the United States, Canada, Trinidad and India.

   Transportation and Distribution - Interstate transmission of natural gas. Management and operation of pipelines. Electric utility operations.

   Wholesale Energy Operations and Services - Energy commodity sales and services, risk management products and financial services to wholesale customers. Development, acquisition and operation of power plants, natural gas pipelines and other energy related assets.

   Retail Energy Services - Sale of natural gas and electricity directly to end-use customers, particularly in the commercial and light industrial sectors.

   Corporate and Other - Includes operation of renewable energy businesses and clean fuels plants, as well as Enron's investment in crude oil transportation activities.

   Enron's business segment information has been reclassified from prior years to reflect the realignment of Enron's operations. Financial information by geographic and business segment follows for each of the three years in the period ended
December 31, 1997.

Geographic Segments

                                  Year Ended December 31,
(In Millions)                     1997      1996      1995

Operating revenues from
 unaffiliated customers
  United States                 $17,328   $11,262   $ 7,855
  Foreign                         2,945     2,027     1,334
                                $20,273   $13,289   $ 9,189
Intersegment sales
  United States                 $    23   $    72   $    24
  Foreign                           176       128       159
                                $   199   $   200   $   183
Operating income (loss)
  United States                 $   173   $   490   $   487
  Foreign                          (158)      200       131
                                $    15   $   690   $   618
Income (loss) before interest,
 minority interests and income
 taxes
  United States                 $   601   $   938   $   969
  Foreign                           (36)      300       196
                                $   565   $ 1,238   $ 1,165
Identifiable assets
  United States                 $17,003   $11,580   $10,695
  Foreign                         3,763     2,856     1,327
                                $20,766   $14,436   $12,022

Business Segments

                                                             Wholesale
                              Exploration  Transportation      Energy       Retail   Corporate
                                 and            and          Operations     Energy      and
(In Millions)                 Production    Distribution    and Services   Services   Other(c)   Total

1997
Unaffiliated revenues(a)       $  789          $1,402          $17,344      $  683    $   55    $20,273
Intersegment revenues(b)          108              14              678           2      (802)         -
  Total revenues                  897           1,416           18,022         685      (747)    20,273
Depreciation, depletion and
 amortization                     278             160              133           7        22        600
Operating income (loss)           185             398              376        (105)     (839)        15
Equity in earnings of
 unconsolidated subsidiaries        -              40              172          (1)        5        216
Other income, net                  (2)            142              106          (1)       89        334
Income (loss) before interest,
 minority interests and
 income taxes                     183             580              654        (107)     (745)       565
Capital expenditures              626             337              339          36        75      1,413
Identifiable assets             2,668           7,115            9,531         322     1,130     20,766
Investments in and advances to
 unconsolidated subsidiaries        -             521            1,932           -       203      2,656
  Total assets                 $2,668          $7,636          $11,463      $  322    $1,333    $23,422

1996
Unaffiliated revenues(a)       $  647          $  702          $11,413      $  513    $   14    $13,289
Intersegment revenues(b)          177              23              491          15      (706)         -
  Total revenues                  824             725           11,904         528      (692)    13,289
Depreciation, depletion and
 amortization                     251              66              138           -        19        474
Operating income (loss)           205             337              287           -      (139)       690
Equity in earnings of
 unconsolidated subsidiaries        -              35              168           -        12        215
Other income, net                  (5)            152               11           -       175        333
Income before interest,
 minority interests and
 income taxes                     200             524              466           -        48      1,238
Capital expenditures              540             175              150           -        13        878
Identifiable assets             2,371           2,363            8,879           -       823     14,436
Investments in and advances to
 unconsolidated subsidiaries        -             516            1,005           -       180      1,701
  Total assets                 $2,371          $2,879          $ 9,884      $    -    $1,003    $16,137

1995
Unaffiliated revenues(a)       $  481          $  758          $ 7,531      $  400    $   19    $ 9,189
Intersegment revenues(b)          278              55              166           -      (499)         -
  Total revenues                  759             813            7,697         400      (480)     9,189
Depreciation, depletion and
 amortization                     216              82              132           -         2        432
Operating income (loss)           240             279              291           -      (192)       618
Equity in earnings of
 unconsolidated subsidiaries        -              46               64           -       (24)        86
Other income, net                   1              34               46           -       380        461
Income before interest,
 minority interests and
 income taxes                     241             359              401           -       164      1,165
Capital expenditures              464             127              152           -        34        777
Identifiable assets             2,067           2,305            6,741           -       909     12,022
Investments in and advances to
 unconsolidated subsidiaries        -             495              625           -        97      1,217
  Total assets                 $2,067          $2,800          $ 7,366      $    -    $1,006    $13,239

(a) Unaffiliated revenues include sales to unconsolidated subsidiaries.
(b) Intersegment sales are made at prices comparable to those received from unaffiliated customers and in some instances are affected by regulatory considerations.
(c) Includes consolidating eliminations.

18  OIL AND GAS PRODUCING ACTIVITIES (Unaudited except for
    Results of Operations for Oil and Gas Producing Activities)

   The following information regarding Enron's oil and gas producing activities should be read in conjunction with Note 1. This information includes amounts attributable to a minority interest of 45%, 47%, 39% and 20% at December 31, 1997, 1996,
1995 and 1994, respectively.

Capitalized Costs Relating to Oil and Gas Producing Activities

                                 December 31,
(In Millions)                   1997      1996

Proved properties             $ 4,070   $ 3,593
Unproved properties               221       160
  Total                         4,291     3,753
Accumulated depreciation,
 depletion and amortization    (1,904)   (1,653)
  Net capitalized costs       $ 2,387   $ 2,100

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities(a)

(In Millions)          United States   Foreign   Total

1997
Acquisition of properties
  Unproved                  $ 69        $  8     $ 77
  Proved                      43          38       81
     Total                   112          46      158
Exploration                   74          27      101
Development                  333         109      442
     Total                  $519        $182     $701

1996
Acquisition of properties
  Unproved                  $ 39        $  6     $ 45
  Proved                      69           -       69
     Total                   108           6      114
Exploration                   61          27       88
Development                  283         123      406
     Total                  $452        $156     $608

1995
Acquisition of properties
  Unproved                  $ 16        $  6     $ 22
  Proved                     123           5      128
     Total                   139          11      150
Exploration                   48          25       73
Development                  217          79      296
     Total                  $404        $115     $519

(a) Costs have been categorized on the basis of Financial
    Accounting Standards Board definitions which include costs of oil and gas producing activities whether capitalized or charged to expense as incurred.

Results of Operations for Oil and Gas Producing Activities(a)

   The following tables set forth results of operations for oil and gas producing activities for the three years in the period ended December 31, 1997:

(In Millions)             United States   Foreign   Total

1997
Operating revenues
  Associated companies         $207        $ 15     $222
  Trade                         449         160      609
  Gains on sales of
   reserves and related
   assets                         4           5        9
     Total                      660         180      840
Exploration expenses,
 including dry hole costs        51          24       75
Production costs                106          43      149
Impairment of unproved
 oil and gas properties          24           3       27
Depreciation, depletion and
 amortization                   239          39      278
  Income before income taxes    240          71      311
Income tax expense               69          40      109
  Results of operations        $171        $ 31     $202

1996
Operating revenues
  Associated companies         $253        $ 14     $267
  Trade                         282         153      435
  Gains on sales of
   reserves and related
   assets                        19           1       20
     Total                      554         168      722
Exploration expenses,
 including dry hole costs        45          23       68
Production costs                 77          42      119
Impairment of unproved
 oil and gas properties          19           2       21
Depreciation, depletion and
 amortization                   209          42      251
  Income before income taxes    204          59      263
Income tax expense               54          39       93
  Results of operations        $150        $ 20     $170

1995
Operating revenues
  Associated companies         $224        $  7     $231
  Trade                         122         124      246
  Gains on sales of
   reserves and related
   assets                        63           -       63
     Total                      409         131      540
Exploration expenses,
 including dry hole costs        35          20       55
Production costs                 64          32       96
Impairment of unproved
 oil and gas properties          22           2       24
Depreciation, depletion and
 amortization                   181          35      216
  Income before income taxes    107          42      149
Income tax expense                1          29       30
  Results of operations        $106        $ 13     $119

(a) Excludes net revenues associated with other marketing activities, interest charges, general corporate expenses and certain gathering and handling fees, which are not part of required disclosures about oil and gas producing activities.

Oil and Gas Reserve Information

   The following summarizes the policies used by Enron in preparing the accompanying oil and gas supplemental reserve disclosures, Standardized Measure of Discounted Future Net Cash
Flows Relating to Proved Oil and Gas Reserves and reconciliation of such standardized measure from period to period.

   Estimates of proved and proved developed reserves at December 31, 1997, 1996 and 1995 were based on studies performed by Enron's engineering staff for reserves in the United States, Canada, Trinidad and India. Opinions by DeGolyer and
MacNaughton, independent petroleum consultants, for the years ended December 31, 1997, 1996 and 1995 covering producing areas, in the United States and Canada, containing 54%, 64% and 60%, respectively, of proved reserves, excluding deep Paleozoic reserves, of Enron on a net-equivalent-cubic-feet-of-gas basis, indicate that the estimates of proved reserves prepared by Enron's engineering staff for the properties reviewed by DeGolyer and MacNaughton, when compared in total on a net-equivalent-cubic-feet-of-gas basis, do not differ by more than 5% from those prepared by DeGolyer and MacNaughton's engineering staff. In addition, the deep Paleozoic reserves were covered by the opinion of DeGolyer and MacNaughton at December 31, 1995. All reports by DeGolyer and MacNaughton were developed utilizing geological and engineering data provided by Enron.

   The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair market value of Enron's crude oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

   Enron's presentation of estimated proved oil and gas reserves excludes, for each of the years presented, those quantities attributable to future deliveries required under a volumetric production payment. In order to calculate such amounts, Enron has assumed that deliveries under the volumetric production payment are made as scheduled at expected British thermal unit factors, and that delivery commitments are satisfied through delivery of actual volumes as opposed to cash settlements.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

(In Millions)                     United States   Foreign    Total

1997
Future cash inflows(a)                $ 5,187     $2,994    $ 8,181
Future production costs                (1,138)      (836)    (1,974)
Future development costs                 (313)      (124)      (437)
Future net cash flows before
 income taxes                           3,736      2,034      5,770
Future income taxes                      (888)      (810)    (1,698)
Future net cash flows                   2,848      1,224      4,072
Discount to present value at
 10% annual rate                       (1,298)      (473)    (1,771)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)   $ 1,550(b)   $  751    $ 2,301(b)

1996
Future cash inflows(a)               $ 9,391      $2,288    $11,679
Future production costs               (1,640)       (856)    (2,496)
Future development costs                (306)        (10)      (316)
Future net cash flows before
 income taxes                          7,445       1,422      8,867
Future income taxes                   (2,260)       (572)    (2,832)
Future net cash flows                  5,185         850      6,035
Discount to present value at
 10% annual rate                      (2,693)       (273)    (2,966)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)   $ 2,492(b)   $  577    $ 3,069(b)

1995
Future cash inflows(a)               $ 3,996      $1,294    $ 5,290
Future production costs                 (747)       (558)    (1,305)
Future development costs                (298)        (24)      (322)
Future net cash flows before
 income taxes                          2,951         712      3,663
Future income taxes                     (696)       (233)      (929)
Future net cash flows                  2,255         479      2,734
Discount to present value at
 10% annual rate                      (1,015)       (134)    (1,149)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)   $ 1,240(b)   $  345    $ 1,585(b)

(a) Based on year-end market prices determined at the point of delivery from the producing unit.
(b) Excludes $18 million, $75 million and $36 million at December 31, 1997, 1996 and 1995, respectively, associated with a volumetric production payment sold effective October 1, 1992, as amended, to be delivered over a 78 month period beginning October 1, 1992.

Changes in Standardized Measure of Discounted Future Net Cash
Flows

(In Millions)                      United States   Foreign   Total

December 31, 1994                      $  963        $281   $1,244
  Sales and transfers of oil
   and gas produced, net
   of production costs                   (268)        (99)    (367)
  Net changes in prices and
   production costs                        12         (35)     (23)
  Extensions, discoveries, additions
   and improved recovery, net of
   related costs                          376(a)      138      514(a)
  Development costs incurred               29           5       34
  Revisions of estimated development
   costs                                    1          33       34
  Revisions of previous quantity
   estimates                                6           5       11
  Accretion of discount                    97          38      135
  Net change in income taxes             (133)        (25)    (158)
  Purchases of reserves in place          194           -      194
  Sales of reserves in place              (54)         (1)     (55)
  Changes in timing and other              17           5       22
December 31, 1995                      $1,240(a)     $345   $1,585(a)
  Sales and transfers of oil
   and gas produced, net
   of production costs                   (437)       (126)    (563)
  Net changes in prices and
   production costs                     1,817         172    1,989
  Extensions, discoveries, additions
   and improved recovery, net of
   related costs                          581         275      856
  Development costs incurred               58           4       62
  Revisions of estimated development
   costs                                  (14)         12      (2)
  Revisions of previous quantity
   estimates                                7          79       86
  Accretion of discount                   137          47      184
  Net change in income taxes             (656)       (191)    (847)
  Purchases of reserves in place          162           -      162
  Sales of reserves in place             (103)         (3)    (106)
  Changes in timing and other            (300)        (37)    (337)
December 31, 1996                      $2,492(a)     $577   $3,069(a)
  Sales and transfers of oil
   and gas produced, net
   of production costs                   (519)       (132)    (651)
  Net changes in prices and
   production costs                    (1,664)        (50)  (1,714)
  Extensions, discoveries, additions
   and improved recovery, net of
   related costs                          374         300      674
  Development costs incurred               52           2       54
  Revisions of estimated development
   costs                                    4         (28)     (24)
  Revisions of previous quantity
   estimates                              (17)         26        9
  Accretion of discount                   328          89      417
  Net change in income taxes              606         (67)     539
  Purchases of reserves in place           44          53       97
  Sales of reserves in place              (29)          -      (29)
  Changes in timing and other            (121)        (19)    (140)
December 31, 1997                      $1,550(a)     $751   $2,301(a)

(a) Includes approximately $86 million, $344 million and $77 million related to the reserves in the Big Piney deep
    Paleozoic formations at December 31, 1997, 1996 and 1995, respectively.

Reserve Quantity Information

   Enron's estimates of proved developed and net proved reserves of crude oil, condensate, natural gas liquids and natural gas and of changes in net proved reserves were as follows:

                            United States   Foreign     Total

Net proved developed
 reserves
Natural gas (Bcf)
  December 31, 1994         1,128.2(a)       494.5   1,622.7(a)
  December 31, 1995         1,218.1(a)(b)    544.0   1,762.1(a)(b)
  December 31, 1996         1,325.7(a)(b)    814.3   2,140.0(a)(b)
  December 31, 1997         1,349.0(a)(b)    986.3   2,335.3(a)(b)
Liquids (MBbl)(c)
  December 31, 1994        16,770(a)      19,087    35,857(a)
  December 31, 1995        19,977(a)      23,654    43,631(a)
  December 31, 1996        24,868(a)      26,411    51,279(a)
  December 31, 1997        27,707(a)      39,108    66,815(a)

Natural gas (Bcf)
Net proved reserves at
 December 31, 1994          1,307.4(a)       532.1   1,839.5(a)
  Revisions of previous
   estimates                   10.1          (19.9)     (9.8)
  Purchases in place          174.8              -     174.8
  Extensions, discoveries
   and other additions      1,391.6(b)       190.6   1,582.2(b)
  Sales in place              (38.1)          (1.7)    (39.8)
  Production                 (191.7)         (66.7)   (258.4)
Net proved reserves at
 December 31, 1995          2,654.1(a)(b)    634.4   3,288.5(a)(b)
  Revisions of previous
   estimates                    3.6           76.7      80.3
  Purchases in place          100.6            0.9     101.5
  Extensions, discoveries
   and other additions        256.8          264.5     521.3
  Sales in place              (58.4)          (4.3)    (62.7)
  Production                 (210.2)         (81.5)   (291.7)
Net proved reserves at
 December 31, 1996          2,746.5(a)(b)    890.7   3,637.2(a)(b)
  Revisions of previous
   estimates                  (50.8)          23.2     (27.6)
  Purchases in place           60.0           67.6     127.6
  Extensions, discoveries
   and other additions        275.9          299.0     574.9
  Sales in place              (17.7)          (0.4)    (18.1)
  Production                 (229.1)         (84.6)   (313.7)
Net proved reserves at
 December 31, 1997          2,784.8        1,195.5   3,980.3

                             United States   Foreign    Total

Liquids (MBbl)(c)
Net proved reserves at
 December 31, 1994              17,787       19,251    37,038
  Revisions of previous
   estimates                      (413)       4,919     4,506
  Purchases in place             4,264           -      4,264
  Extensions, discoveries
   and other additions           8,703       4,625     13,328
  Sales in place                (1,241)         (9)    (1,250)
  Production                    (3,701)     (3,789)    (7,490)
Net proved reserves at
 December 31, 1995              25,399      24,997     50,396
  Revisions of previous
   estimates                       339       2,026      2,365
  Purchases in place               312           2        314
  Extensions, discoveries
   and other additions           7,103       3,779     10,882
  Sales in place                  (447)       (121)      (568)
  Production                    (3,830)     (4,272)    (8,102)
Net proved reserves at
 December 31, 1996              28,876      26,411     55,287
  Revisions of previous
   estimates                     3,515         213      3,728
  Purchases in place               127       1,123      1,250
  Extensions, discoveries
   and other additions           6,037      21,713     27,750
  Sales in place                (1,683)          -     (1,683)
  Production                    (5,223)     (3,458)    (8,681)
Net proved reserves at
 December 31, 1997              31,649      46,002     77,651

(a) Excludes approximately 21 Bcf, 38 Bcf, 54 Bcf and 71 Bcf at December 31, 1997, 1996, 1995 and 1994, respectively, associated with a volumetric production payment sold effective October 1, 1992, as amended, to be delivered over a 78 month period beginning October 1, 1992.
(b) Includes 1,180 Bcf related to net proved deep Paleozoic natural gas reserves.
(c) Includes crude oil, condensate and natural gas liquids.